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Exhibit 1.2

        This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer (as described in this Directors' Circular) you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

DIRECTORS' CIRCULAR
RECOMMENDING
ACCEPTANCE
 OF THE OFFER TO PURCHASE
ALL OUTSTANDING COMMON SHARES OF
 NORSEMONT MINING INC.
 BY
 HUDBAY MINERALS INC.

for consideration per common share of, at the election of each holder,

  •
  0.2617 of a common share of HudBay Minerals Inc. and $0.001 in cash, or

  •
  cash in an amount that is greater than $0.001, not to exceed $4.50, and, if less than $4.50 in cash is elected, the number of common shares of HudBay Minerals Inc. equal to the excess of $4.50 over such elected cash amount, divided by $17.19 subject, in each case, to pro-ration and rounding as set out in the offer and take-over bid of HudBay Minerals Inc.

THE BOARD OF DIRECTORS OF NORSEMONT

RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER
THEIR COMMON SHARES TO THE OFFER

AVAILABILITY OF DISCLOSURE DOCUMENTS

        Norsemont Mining Inc. is a reporting issuer in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador and files its continuous disclosure documents and other documents with the Canadian securities regulatory authorities of such provinces. Such continuous disclosure documents are available on Norsemont's profile at www.sedar.com. All references to internet addresses in this document are inactive textual references only and the contents of any website are not incorporated herein by reference.

January 24, 2011

 NOTICE TO NON-CANADIAN RESIDENTS

        The Offer is made for the securities of a Canadian issuer and while the Offer is subject to Canadian disclosure requirements, investors should be aware that these requirements are different from those of the United States and other non-Canadian jurisdictions. The Offer is being made in the United States pursuant to an exemption from U.S. tender offer rules provided by Rule 14d-1(c) promulgated under the U.S. Securities Exchange Act of 1934, as amended. The enforcement by shareholders of civil liabilities under the securities laws of the United States, or under other non-Canadian laws, may be adversely affected by the fact that Norsemont Mining Inc. is incorporated under the laws of the province of British Columbia and that the majority of its officers and directors and the advisors named herein are residents of Canada. The financial statements of Norsemont Mining Inc. are prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of companies from non-Canadian jurisdictions. Information concerning mineral deposits is prepared in accordance with Canadian disclosure requirements, which differ from the requirements of the United States and other non-Canadian jurisdictions.

        Information concerning the mineral properties of HudBay and Norsemont has been prepared in accordance with the requirements of Canadian securities laws, which differ in material respects from the requirements of SEC Industry Guide 7. Under SEC Industry Guide 7 of the Securities and Exchange Commission ("SEC"), mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the reserve determination, and the SEC does not recognize the reporting of mineral deposits which do not meet the SEC Industry Guide 7 definition of "reserve". In accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101") of the Canadian Securities Administrators, the terms "mineral reserve", "proven mineral reserve", "probable mineral reserve", "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") Definition Standards for Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005. While the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are recognized and required by NI 43-101, the SEC does not recognize them. You are cautioned that, except for that portion of mineral resources classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and as to whether they can be economically or legally mined. Under Canadian securities laws, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally mined, or that it will ever be upgraded to a higher category. Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded into mineral reserves.

January 24, 2011

Dear Fellow Shareholder:

On January 10, 2011, we announced that HudBay Minerals Inc. ("HudBay") had agreed to make an offer (the "Offer") to acquire all of the issued and outstanding common shares (the "Common Shares") of Norsemont Mining Inc. ("Norsemont"), including all Common Shares issued after the date hereof but before the expiration of the Offer upon the exercise, exchange or conversion of any Convertible Securities (as defined herein), together with the associated rights issued under the Shareholder Rights Plan (as defined herein), for consideration, at your election, of either (a) 0.2617 of a common share of HudBay (each whole common share of HudBay, a "HudBay Share") and $0.001 in cash, or (b) such amount of cash that is greater than $0.001, not to exceed $4.50, and, if less than $4.50 in cash is elected, the number of HudBay Shares equal to the excess of $4.50 over such elected cash amount, divided by $17.19, in each case subject to pro-ration and rounding to give effect to the maximum possible aggregate cash consideration of $130,000,000 to be paid for all Common Shares on a fully-diluted basis (the "Offer Price"), as more particularly described in the Offer. The Offer is enclosed with this letter and our Directors' Circular.

Your Board of Directors recommends that you ACCEPT the Offer and TENDER your Common Shares.

In making your decision regarding the Offer, you should consider the following:

  •
  Holders of Common Shares (the "Shareholders") who tender their Common Shares to the Offer and elect to receive the maximum equity consideration will receive consideration with a value of $4.65 per Common Share, based on the volume weighted average trading price of $17.76 per HudBay Share on the Toronto Stock Exchange (the "TSX") for the 20 trading days ended January 7, 2011, the last trading day prior to the announcement of the Offer. Such consideration represents a premium of 33% over the value of each Common Share, based on the volume weighted average trading price of $3.50 per Common Share on the TSX for the 20 trading days ended January 7, 2011.

  •
  Cutfield Freeman & Co Ltd. ("Cutfield") and Wellington West Capital Markets Inc. ("WWCM") each provided a written fairness opinion to the Board of Directors and the Special Committee of the Board of Directors, dated January 9, 2011, to the effect that, as at such date and based upon and subject to the limitations, assumptions and qualifications described therein, the Offer Price to be received by Shareholders pursuant to the Offer, is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates). A copy of each fairness opinion is attached to this Directors' Circular as Schedules "A" and "B", respectively. The Board of Directors recommends that you read each fairness opinion carefully and in its entirety. The fairness opinions do not constitute a recommendation of either Cutfield or WWCM to the Shareholders as to whether they should accept the Offer or how they should otherwise act with respect thereto.

  •
  The Offer is the result of a process that extended for more than three years and during which Norsemont entered into confidentiality agreements with more than 35 interested parties.

  •
  The deal is structured to give Shareholders the ability to elect between cash and equity consideration, providing an embedded option to Shareholders until shortly before the expiry time of the Offer that effectively underpins the value of the equity consideration available under the Offer while providing upside potential. Pursuant to the terms of the Offer, Shareholders have the option of electing to receive as consideration for each Common Share, either (a) 0.2617 HudBay Shares and $0.001 in cash, or (b) cash in an amount that is greater than $0.001, not to exceed $4.50, and, if less than $4.50 in cash is elected, the number of HudBay Shares equal to the excess of $4.50 over such elected cash amount, divided by $17.19, subject to pro-ration and rounding to give effect to the maximum possible aggregate cash consideration of $130,000,000 to be paid for all Common Shares on a fully-diluted basis. In the event that the HudBay Shares trade above $17.19 per share, Shareholders will be able to participate in the upside by electing increased equity consideration (up to the maximum of 0.2617 HudBay Shares) under the Offer.

  •
  The Board of Directors believes that the Offer represents an opportunity to achieve the full production potential of the Constancia Project by placing the project into HudBay's development portfolio and leveraging HudBay's development and operational expertise.

  •
  In addition to having the opportunity to continue to participate in the upside potential of the development of the Constancia Project, Shareholders who receive HudBay Shares as consideration under the Offer will experience the benefits of diversification through HudBay's portfolio of producing mines and development projects. The Offer gives Shareholders the ability to directly participate in a mid-tier mining company that has the potential for accelerated growth over the coming years. Participation in HudBay offers, among other things, strong leverage to base metals with gold exposure, a blend of producing assets and growth projects, a highly competent management team with operational and corporate development expertise and an expanding capital markets profile through increased scale, a regular dividend and a New York Stock Exchange listing.

  •
  The Offer represents an opportunity to decrease the risk of dilution to existing Shareholders that would be associated with the financing required for the development of the Constancia Project. With approximately $1.2 billion of available cash and credit lines and strong cash flow from existing operations, HudBay is well-positioned to finance construction of the Constancia Project through access to its existing financial resources.

  •
  By providing Shareholders the ability to elect equity consideration, the Offer provides an opportunity for certain Shareholders to defer Canadian tax that otherwise might be payable as a result of their acceptance of the Offer. Certain Shareholders who elect to receive HudBay Shares as consideration under the Offer have the opportunity to benefit from a full or partial tax-efficient roll-over option.

  •
  Certain directors, officers and Shareholders of Norsemont, representing approximately 35% of the Common Shares (calculated on a fully-diluted basis) have entered into lock-up agreements with HudBay, pursuant to which they have agreed, subject to the terms and conditions thereof, among other things, to support the Offer and to validly deposit or cause to be deposited their Common Shares to the Offer. Together with the 1,355,000 Common Shares held by HudBay, these Common Shares represent approximately 36% of the outstanding Common Shares (on a fully diluted basis). See "Agreements Relating to the Offer — Lock-Up Agreements" in the attached Directors' Circular.

  •
  Under the support agreement (the "Support Agreement") between Norsemont and HudBay dated January 9, 2011, the Board of Directors maintains the ability to consider and respond, in accordance with the Support Agreement and the Board of Directors' fiduciary duties, to unsolicited proposals that are or would reasonably be expected to be "Superior Proposals" that would be more favourable to the Shareholders than the Offer, as it may be amended pursuant to HudBay's "right to match" under the Support Agreement. The terms of the Support Agreement, including the termination payment payable to HudBay in connection with a termination of the Support Agreement (in certain specified circumstances) are, in the opinion of the Board of Directors, reasonable in the circumstances and not preclusive of other proposals.

  •
  If HudBay takes up and pays for at least 90% of the Common Shares pursuant to the terms of the Offer, HudBay has agreed to, within 120 days after the date of the Offer, acquire the remainder of the Common Shares from those Shareholders who have not accepted the Offer pursuant to Section 300 of the Business Corporations Act (British Columbia) or otherwise pursue other lawful means of acquiring the remaining Common Shares not tendered under the Offer.

  •
  HudBay's obligation to complete the Offer is subject to a limited number of conditions that the Board of Directors believes are reasonable under the circumstances.

We thank you for your continued support of Norsemont.

Sincerely,
(signed) Patrick Evans PATRICK EVANS Chief Executive Officer On behalf of the Board of Directors

i

 FORWARD-LOOKING INFORMATION

        This directors' circular (the "Directors' Circular"), including the discussion of the reasons for the Board of Directors' recommendation, contains statements that constitute "forward-looking information" within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact, contained in this Directors' Circular constitute forward-looking information. Words such as "anticipate", "continue", "estimate", "expect", "may", "will", "project", "should", "believe" and similar expressions or statements that certain actions, events or results "may", "could", "would", "might", or "will" be taken, occur or be achieved and other similar expressions are generally used to identify forward-looking information.

        Although the forward-looking information in this Directors' Circular reflects the current beliefs of the board of directors of Norsemont as of the date of this Directors' Circular, based upon information currently available to the board of Directors of Norsemont and based upon what the board of directors believes to be reasonable assumptions, Norsemont cannot be certain that actual results, performance, achievements, prospects and opportunities, either expressed or implied, will be consistent with such forward-looking information. By its very nature, forward-looking information necessarily involves significant known and unknown risks, assumptions, uncertainties and contingencies that may cause Norsemont's actual results, assumptions, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking information. These risks and uncertainties include, among other things: the conditions to the Offer (as defined herein) not being satisfied; valid acceptances of the Offer from the holders of at least 50% of the Common Shares (on a fully diluted basis) plus one Common Share at the time the Offer expires not being obtained and required regulatory approvals or clearances not being obtained. Additional risks and uncertainties can be found in Norsemont's Annual Information Form for the financial year ended June 30, 2010 under the captions "Caution — Forward Looking Statements" and "Description of the Business — Risk Factors Relating to the Issuer's Business" and in Norsemont's other filings with Canadian securities regulatory authorities.

        There may be other factors that cause results, assumptions, performances, achievements, prospects or opportunities in future periods not to be as anticipated, estimated or intended. Accordingly, all such factors should be considered carefully when making decisions with respect to the Offer or otherwise with respect to the securities of Norsemont, and current and prospective security holders should not place undue reliance on forward-looking information. Norsemont assumes no obligation to update or revise forward-looking information to reflect changes in assumptions, changes in circumstances or any other events affecting such forward-looking information except as required by applicable laws.

NOTICE REGARDING FINANCIAL INFORMATION AND CURRENCY

        All financial information herein has been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). All currency references expressed in this Directors' Circular are to Canadian dollars, unless otherwise noted.

DIRECTORS' CIRCULAR

        This Directors' Circular is issued by the board of directors (the "Board of Directors") of Norsemont Mining Inc. ("Norsemont") in connection with the offer dated January 24, 2011 (the "Offer") by HudBay Minerals Inc. ("HudBay") to acquire all of the issued and outstanding common shares (the "Common Shares") of Norsemont, including any Common Shares that may become issued and outstanding upon the exchange or exercise of any securities of Norsemont that are exercisable, convertible or exchangeable for securities of Norsemont, or otherwise evidencing a right to acquire Common Shares or other securities of Norsemont (excluding the associated rights issued under the Shareholder Rights Plan (as defined herein)) and including, without limitation, any put or call option, the Norsemont Options, RSUs, Purchase Warrants and Notes (each of these terms as defined herein) (the "Convertible Securities")) together with the associated rights issued under the Shareholder Rights Plan.

        Holders of Common Shares (collectively, the "Shareholders") will have the ability to elect one of the following forms of consideration under the Offer: either (a) 0.2617 of a common share of HudBay (each whole common share of HudBay, a "HudBay Share") and $0.001 in cash, or (b) such amount of cash that is greater than $0.001, not to exceed $4.50, and, if less than $4.50 in cash is elected, the number of HudBay Shares equal to the excess of $4.50 over such elected cash amount, divided by $17.19, in each case subject to pro-ration and rounding to give effect to the maximum possible aggregate cash consideration of $130,000,000 to be paid for all Common Shares on a fully-diluted basis (the "Offer Price"). The Offer is subject to the terms and conditions set forth in the offer and accompanying take-over bid circular dated January 24, 2011 prepared by HudBay, including the schedules attached thereto (the "HudBay Circular"), and related documents.

        The Offer is being made pursuant to the terms and conditions of a support agreement (the "Support Agreement") dated January 9, 2011 between Norsemont and HudBay. The Offer will be open for acceptance until 5:00 p.m. (Toronto time) on March 1, 2011 or such later time or date as may be fixed by HudBay (the "Expiry Time"), unless extended or withdrawn. Shareholders who decide to tender their Common Shares to the Offer must do so prior to such time.

        For a more complete description of the terms and conditions of the Offer, the method of acceptance of the Offer and other information relating to the Offer and HudBay, reference should be made to the HudBay Circular and the related Letter of Transmittal and the Notice of Guaranteed Delivery, which accompany the HudBay Circular.

        All information provided in this Directors' Circular relating to HudBay is derived from information contained in the HudBay Circular and other information contained in public filings made by HudBay with regulatory authorities or otherwise made available by HudBay. The Board of Directors does not assume any responsibility for the accuracy or completeness of such information or for any failure by HudBay to publicly disclose information or for any facts about HudBay that are unknown to Norsemont.

BOARD OF DIRECTORS' RECOMMENDATION

        THE BOARD OF DIRECTORS HAS DETERMINED THAT THE OFFER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS (OTHER THAN HUDBAY AND ITS AFFILIATES), AND IS IN THE BEST INTEREST OF NORSEMONT AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES TO THE OFFER.

        Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer and as to the adequacy of the consideration to be received for their Common Shares.

        Shareholders who are in doubt as to how to respond to the Offer should consult their investment dealer, stockbroker, bank manager, lawyer or other professional advisors. Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisors.

 REASONS FOR RECOMMENDATIONS

        After careful consideration, the Board of Directors determined, upon recommendation of the Special Committee (as defined below) and after consultation with their financial and legal advisors, that the consideration offered for the Common Shares pursuant to the Offer is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates) and that it is in the best interests of Norsemont to support and facilitate the Offer and enter into the Support Agreement. Accordingly, the Board of Directors recommends that Shareholders accept the Offer and tender their Common Shares to the Offer.

        In the course of their evaluation of the Offer, the Board of Directors formed a special committee of independent directors (the "Special Committee") to review the Offer, considered the recommendation of the Special Committee that, among other things, the Board of Directors approve the Support Agreement, consulted with senior management, legal counsel and financial advisors and reviewed a significant amount of information and considered a number of factors including, among others, the following:

  •
  Attractive Premium.  Shareholders who tender their Common Shares to the Offer and elect to receive the maximum equity consideration will receive consideration with a value of $4.65 per share, based on the volume weighted average trading price of $17.76 per HudBay Share on the Toronto Stock Exchange (the "TSX") for the 20 trading days ended January 7, 2011, the last trading day prior to the announcement of the Offer. Such consideration represents a premium of 33% over the value of each Common Share, based on the volume weighted average trading price of $3.50 per Norsemont Share on the TSX for the 20 trading days ended January 7, 2011.

  •
  Fairness Opinions.  Cutfield Freeman & Co Ltd. ("Cutfield") and Wellington West Capital Markets Inc. ("WWCM") each provided a written fairness opinion (such opinions, collectively, the "Fairness Opinions") to the Board of Directors and the Special Committee, dated January 9, 2011, to the effect that, as at such date and based upon and subject to the limitations, assumptions and qualifications described therein, the Offer Price to be received by Shareholders pursuant to the Offer, is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates). A copy of each fairness opinion is attached to this Directors' Circular as Schedules "A" and "B", respectively. The Board of Directors recommends that you read each fairness opinion carefully and in its entirety. The fairness opinions do not constitute a recommendation of either Cutfield or WWCM to the Shareholders as to whether they should accept the Offer or how they should otherwise act with respect thereto. See "Fairness Opinions".

  •
  Offer is the result of extended process.  The Offer is the result of a process that extended for more than three years and during which Norsemont entered into confidentiality agreements with more than 35 interested parties.

  •
  Shareholders' Embedded Option Under the Offer.  The deal is structured to give Shareholders the ability to elect between cash and equity consideration, providing an embedded option to Shareholders until shortly before the expiry time of the Offer that effectively underpins the value of the equity consideration available under the Offer while providing upside potential. Pursuant to the terms of the Offer, Shareholders have the option of electing to receive as consideration for each Common Share either (a) 0.2617 HudBay Shares and $0.001 in cash, or (b) cash in an amount that is greater than $0.001, not to exceed $4.50, and, if less than $4.50 in cash is elected, the number of HudBay Shares equal to the excess of $4.50 over such elected cash amount, divided by $17.19, subject to pro-ration and rounding to give effect to the maximum possible aggregate cash consideration of $130,000,000 to be paid for all Common Shares on a fully-diluted basis (as more particularly described in the HudBay Circular). In the event that the HudBay Shares trade above $17.19 per share, Shareholders will be able to participate in the upside by electing increased equity consideration (up to the maximum of 0.2617 HudBay Shares) under the Offer.

  •
  Realization of Constancia's Full Production Potential.  The Board of Directors believes that the Offer represents an opportunity to achieve the full production potential of the Constancia Project (as defined herein) by placing the project into HudBay's development portfolio and leveraging HudBay's development and operational expertise.

  •
  Ability to Participate in HudBay.  In addition to having the opportunity to continue to participate in the upside potential of the development of the Constancia Project, Shareholders who receive HudBay Shares as consideration under the Offer will experience the benefits of diversification through HudBay's portfolio of producing mines and development projects. The Offer gives Shareholders the ability to directly participate in a mid-tier mining company that has the potential for accelerated growth over the coming years. Participation in HudBay offers, among other things, strong leverage to base metals with gold exposure, a blend of producing assets and growth projects, a highly competent management team with operational and corporate development expertise and an expanding capital markets profile through increased scale, a regular dividend and a New York Stock Exchange listing.

  •
  Minimal Dilution to Fund Constancia's Development.  The Offer represents an opportunity to decrease the risk of dilution to existing Shareholders that would be associated with the financing required for the development of the Constancia Project. With approximately $1.2 billion of available cash and credit lines, and strong cash flow from existing operations, HudBay is well-positioned to finance construction of the Constancia Project through access to its existing financial resources.

  •
  Tax-Deferral Opportunity.  By providing Shareholders the ability to elect equity consideration, the Offer provides an opportunity for certain Shareholders to defer Canadian tax that otherwise might be payable as a result of their acceptance of the Offer. Certain Shareholders who elect to receive HudBay Shares as consideration under the Offer have the opportunity to benefit from a full or partial tax-efficient roll-over option.

  •
  Lock-Up Agreements.  Certain directors, officers and Shareholders of Norsemont, representing approximately 35% of the Common Shares (calculated on a fully-diluted basis) have entered into lock-up agreements with HudBay (the "Lock-up Agreements"), pursuant to which they have agreed, among other things, to support the Offer and to validly deposit or cause to be deposited their Common Shares to the Offer. Together with the 1,355,000 Common Shares held by HudBay, these Common Shares represent approximately 36% of the outstanding Common Shares (on a fully diluted basis). See "Agreements Relating to the Offer — Lock-Up Agreements".

  •
  Ability to Respond to Superior Proposals.  Under the Support Agreement between Norsemont and HudBay, the Board of Directors maintains the ability to consider and respond, in accordance with the Support Agreement and the Board of Directors' fiduciary duties, to unsolicited proposals that are or would reasonably be expected to be a Superior Proposal (as defined herein) that would be more favourable to the Shareholders than the Offer, as it may be amended pursuant to HudBay's "right to match" under the Support Agreement. The terms of the Support Agreement, including the termination payment payable to HudBay in connection with a termination of the Support Agreement (in certain specified circumstances) are, in the opinion of the Board of Directors, reasonable in the circumstances and not preclusive of other proposals.

  •
  Second Stage Transaction.  If HudBay takes up and pays for at least 90% of the Common Shares pursuant to the terms of the Offer, HudBay has agreed to, within 120 days the date of the Offer, acquire the remainder of the Common Shares from those Shareholders who have not accepted the Offer pursuant to Section 300 of the Business Corporations Act (British Columbia) or otherwise pursue other lawful means of acquiring the remaining Common Shares not tendered under the Offer.

  •
  Limited Number of Conditions.  HudBay's obligation to complete the Offer is subject to a limited number of conditions, including, but not limited to, valid acceptances of the Offer from the holders of such number of Common Shares (together with any Common Shares beneficially owned or over which control or direction is exercised by HudBay and its affiliates and joint actors), representing at least 50% of the Common Shares (on a fully diluted basis) plus one Common Share (the "Minimum Tender Condition"), that the Board of Directors believes are reasonable under the circumstances. See "Agreements Relating to the Offer — Support Agreement — Conditions to the Offer".

        In view of the numerous factors considered in connection with their evaluation of the Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusions and recommendations. In addition, individual members of the Board of Directors may have given different weight to different factors. The foregoing discussion of the information and factors considered and evaluated by the Board of Directors is not intended to be exhaustive of all factors considered and evaluated by the Board of Directors. The conclusions and recommendations of the Board of Directors were made after considering the totality of the information and factors considered.

THE FAIRNESS OPINIONS

        On January 9, 2011, each of Cutfield and WWCM advised the Special Committee and the Board of Directors, that, based on certain assumptions, qualifications and limitations set out in Cutfield's and WWCM's respective Fairness Opinions, the Offer Price to be received by Shareholders pursuant to the Offer is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates). A copy of each Fairness Opinion, including a description of the matters considered by each of Cutfield and WWCM in rendering their Fairness Opinions, the assumptions made and the limitations in the review undertaken in connection with each Fairness Opinion, is included in Schedules "A" and "B" to this Directors' Circular. The summaries of the Fairness Opinions in this Directors' Circular are qualified in their entirety by reference to the full text of the Fairness Opinions.

        The Special Committee and the Board of Directors considered the Fairness Opinions as one of many factors taken into consideration prior to the Board of Directors making its recommendation to Shareholders that they accept the Offer. Shareholders are encouraged to read the full text of each of the Fairness Opinions.

        Each of the Fairness Opinions was provided for the use of the Special Committee and the Board of Directors in considering the Offer and neither Fairness Opinion is to be construed as a recommendation to any Shareholder to accept or reject the Offer.

        Pursuant to the terms of their respective engagement letters with Norsemont, Cutfield and WWCM will receive certain payments for their services to Norsemont in connection with the Offer. Under the terms of Norsemont's engagement with Cutfield, Cutfield is to be paid (i) a fee for its services as financial advisor to the Board of Directors and (ii) a fee that is contingent upon the completion of the Offer. Under the terms of Norsemont's engagement letter with WWCM, WWCM is to be paid a fixed fee for rendering its Fairness Opinion. Norsemont has also agreed to indemnify Cutfield and WWCM against certain liabilities.

BACKGROUND TO THE OFFER

        Norsemont's primary activity has been to advance the Constancia Project in Peru, and during the past year its focus included completion of a feasibility study optimization, delivering an updated resource statement, environmental and social permitting and regional exploration.

        During that time, Norsemont received inquiries from several parties expressing an interest in evaluating a potential transaction with Norsemont. Since November 2007, Norsemont has entered into confidentiality agreements with over 35 interested parties, including HudBay, to facilitate their due diligence review of Norsemont and the Constancia Project with a view of entering into a transaction that would result in the development of the Constancia Project. Norsemont's management held meetings with a number of potential parties during the period.

        Norsemont retained Cutfield as financial advisors pursuant to an engagement letter dated March 16, 2009, as amended and supplemented by letter agreements dated January 4, 2011 and January 9, 2011. On or about June 23, 2009, the Board of Directors created the Special Committee of directors to consider strategic alternatives. The original members of the Special Committee were Brian Kerzner, George Bell, Augusto Baertl, Malcolm Siverns and Robert Parsons.

        A meeting was held at HudBay's offices on August 20, 2009, at which a presentation was made to HudBay's management in respect of Norsemont and the Constancia Project and the possibility of an acquisition of Norsemont by HudBay. On August 26, 2009, Norsemont entered into the Confidentiality Agreement (as defined herein) with HudBay. Shortly thereafter, HudBay commenced technical due diligence on Norsemont. In addition, HudBay conducted site visits at the Constancia Project between August 31, 2009 and September 4, 2009 together with third party consultants, and also visited the management in Peru at their Lima offices.

        On October 26, 2010, representatives of HudBay contacted Norsemont to introduce new senior management team members and re-engaged in discussions regarding a potential transaction. During a conference call on November 2, 2010 members of the Constancia Project team provided an update on the technical aspects of the project, following which HudBay conducted further technical due diligence on Norsemont, including a second site visit between November 29, 2010 and December 2, 2010.

        On November 25, 2010, Norsemont announced that Peru's Ministry of Energy and Mines had approved the Environmental and Social Impact Assessment for the Constancia Project, paving the way for Norsemont to commence detailed design of the Constancia Project in early 2011.

        On December 2, 2010, a meeting between members of senior management of HudBay and Norsemont took place at HudBay's head office in Toronto. The parties discussed the possibility of HudBay acquiring all of Norsemont's outstanding Common Shares. They also discussed the potential timing of a transaction, the possible use of HudBay's Shares as consideration, the possibility of securing lock-up agreements with certain Shareholders, and the status of HudBay's technical due diligence. It was agreed that HudBay would commence legal and financial due diligence on Norsemont.

        On December 7, 2010, the Special Committee was reconstituted, with Robert Parsons stepping down and Louis Gignac joining as a member of the Special Committee.

        On December 20, 2010, HudBay transmitted a non-binding proposal to Norsemont that contemplated the possible acquisition of all of the Common Shares for cash and share consideration amounting to $4.50 per Common Share. Based on the volume weighted average trading price on the TSX for the 20 trading days ended December 17, 2010 for the HudBay Shares of $17.86 and the Common Shares of 3.20, the value of the proposed consideration represented a premium of 46.1%.

        Subsequent to December 20, 2010, representatives of Norsemont contacted several of the larger Shareholders on a confidential basis to gauge their level of interest in entering into lock-up agreements pursuant to which they would agree to tender their Common Shares to an offer from HudBay.

        On December 22, 2010, the Special Committee met with its legal counsel, Fraser Milner Casgrain LLP, and its financial advisors, Cutfield, to consider the proposal. The Special Committee recommended that Norsemont seek an extension from HudBay until January 7, 2011 to consider the proposal. HudBay agreed to Norsemont's request.

        On December 23, 2010, Norsemont's senior management advised HudBay that they anticipated that they had identified approximately 40% of the Shareholders who would be prepared to either enter into lock-up agreements with HudBay or support an offer from HudBay.

        On December 30, 2010, Norsemont announced the preliminary results of the feasibility study optimization which demonstrated the potential benefits to be derived from the reconfiguration of the proposed Constancia mill grinding circuit and the use of higher future copper price assumptions for the Constancia pit modeling and financial modeling.

        On January 3, 2011, HudBay and Norsemont held a conference call during which HudBay's senior management team responded to technical, legal and financial questions posed by Norsemont and its legal and financial advisors.

        On January 4, 2011, the Special Committee reconvened to receive a report on HudBay's proposal from Norsemont's financial advisor and legal counsel. Based on, among other things, the report received, the Special Committee resolved to recommend to the Board of Directors that Norsemont engage in further discussions with HudBay to determine if final terms of a transaction to be proposed to Shareholders could be agreed upon. The Board of Directors met on that same day to receive the report of the Special Committee and resolved to grant HudBay a period of exclusivity to determine whether mutually agreeable terms for a transaction could be negotiated.

        Between January 6, 2011 and January 9, 2011, Norsemont and its legal counsel, and HudBay and its legal counsel and financial advisor negotiated the terms of the Support Agreement. At the same time, management of

Norsemont approached certain Shareholders on a confidential basis to determine whether they would be prepared to execute lock-up agreements to tender to the proposed offer.

        On January 9, 2011, the Special Committee engaged WWCM to provide a Fairness Opinion to the Special Committee and the Board of Directors in connection with the transaction. On the evening of January 9, 2011, the Special Committee and the Board of Directors met with Norsemont's management, legal counsel and financial advisors to review the proposed final terms of the Support Agreement and related matters. At this meeting, among other things, the Special Committee and the Board of Directors received oral opinions from Cutfield and WWCM stating that the consideration under the HudBay Offer was fair, from a financial point of view, to Shareholders (other than HudBay (which holds 1,355,000 Common Shares, representing approximately 1.1% of the outstanding Common Shares on a fully-diluted basis) and its affiliates). The Special Committee concluded its deliberations in light of, among other things, the Fairness Opinions of Cutfield and WWCM and a report from legal counsel, following which the Special Committee resolved (four members voting in favour of the motion and one member abstaining from voting) to recommend to the Board of Directors that it approve the Support Agreement and related matters. The Special Committee then provided its recommendations to the Board of Directors.

        Also that evening, Norsemont was informed by HudBay that the board of directors of HudBay had met and had unanimously approved the terms of the Offer and the entering into of the Support Agreement and the Lock-Up Agreements.

        After taking into account the Fairness Opinions of Cutfield and WWCM, the recommendation of the Special Committee and other factors they considered relevant, including those set out above under the heading "Reasons for Recommendation", and in consultation with their legal advisors, the Board of Directors approved (seven directors voting in favour of the motion, two directors abstaining from voting and one director voting against the motion) a resolution determining that the consideration under the Offer is fair, from a financial point of view, to all Shareholders (other than HudBay and its affiliates), that it is in the best interests of Norsemont to support and facilitate the Offer and enter into the Support Agreement and to recommend that Shareholders tender their Common Shares to the Offer.

        In the evening of January 9, 2011, HudBay and Norsemont executed the Support Agreement, and the Lock-up Agreements were executed by Shareholders owning, in the aggregate, approximately 35%, of the fully-diluted Common Shares.

        On January 10, 2011, prior to the opening of trading on the TSX, the New York Stock Exchange and the Lima Stock Exchange, Norsemont and HudBay issued a joint news release announcing the entering into of the Support Agreement.

        On January 19, 2011, the Board of Directors approved this Directors' Circular and authorized its mailing to Shareholders.

AGREEMENTS RELATING TO THE OFFER

Confidentiality Agreement

        On August 26, 2009, HudBay and Norsemont entered into a confidentiality agreement (the "Confidentiality Agreement"). The Confidentiality Agreement contains customary provisions, including provisions whereby HudBay and Norsemont agreed to keep confidential information received from one another for a period of two years from the date of the Confidentiality Agreement.

Support Agreement

        On January 9, 2011, HudBay and Norsemont entered into the Support Agreement, which sets out the terms and conditions upon which the HudBay agreed to make the Offer and Norsemont agreed to support and facilitate the Offer and recommend that the Shareholders tender their Common Shares to the Offer.

        The following is only a summary of certain provisions of the Support Agreement. It does not purport to be a complete description of the Support Agreement and is subject to, and qualified in its entirety by, the provisions of the Support Agreement. The Support Agreement has been filed by Norsemont and HudBay with the applicable securities regulatory authorities and is available on SEDAR at www.sedar.com under Norsemont's and HudBay's profiles. Capitalized terms used in this section that are not defined in the have the meanings given to such terms in the Support Agreement.

  The Offer and Support for the Offer

        HudBay agreed to make the Offer on the terms and subject to the conditions set forth in the Support Agreement, and Norsemont confirmed in the Support Agreement that the Board of Directors has determined, upon the recommendation of the Special Committee and after consultation with their financial and legal advisors, that the consideration offered for the Common Shares pursuant to the Offer is fair, from a financial point of view, to all Shareholders (other than HudBay and its affiliates), that it would be in the best interests of Norsemont to support and facilitate the Offer and enter into the Support Agreement and to recommend that the Shareholders tender their Common Shares to the Offer.

  Conditions of the Offer

        The Support Agreement provides that the Offer would be subject to certain conditions including, among other things, the Minimum Tender Condition. This and the other conditions of the Offer are more particularly described in the HudBay Circular.

        HudBay may, in its sole discretion, modify or waive any term or condition of the Offer at any time, provided that HudBay may not, without the prior consent of Norsemont, amend, modify or waive the Minimum Tender Condition. In addition, HudBay has agreed not to decrease the number of Common Shares in respect of which the Offer is made, change the form of consideration payable under the Offer (other than to add additional consideration), or add any conditions to the Offer.

  Extension

        Pursuant to the terms of the Support Agreement, the Offer will be open for acceptance until at least 5:00 p.m. (Toronto time) on the day that is 36 days from January 24, 2011. HudBay may, in its sole discretion and in accordance with applicable Securities Laws, extend the period during which Common Shares may be deposited under the Offer, provided that the date the Expiry Time occurs (the "Expiry Date") may be extended beyond the Outside Date only if, (A) prior to the Outside Date, HudBay has publicly announced its intention to take up and pay for Common Shares that have been tendered under Offer on the Expiry Date or (B) if Norsemont has not satisfied certain conditions to the Offer regarding Norsemont's representations, warranties and covenants set out in the Support Agreement.

        For purposes of this Directors' Circular, "Outside Date" means the date which is 120 days after the date of the Offer; provided, however, that if HudBay's take up and payment for Common Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) HudBay not having obtained any regulatory waiver, consent or approval which is necessary to permit HudBay to take up and pay for Common Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Outside Date shall be extended until the earlier of (i) 140 days after the date the Offer is commenced, and (ii) the tenth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable.

  Covenants Regarding Non-Solicitation

        The Support Agreement contains certain "non-solicitation" provisions pursuant to which Norsemont has agreed that it will not directly or indirectly:

  (a)
  solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Norsemont or any of its subsidiaries or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, offers or proposals regarding an Acquisition Proposal (as defined herein) or otherwise co-operate in any way with, or assist with or participate in any way in any effort or attempt by any person to make an Acquisition Proposal;

  (b)
  enter into or participate in or otherwise facilitate any discussions or negotiations regarding an Acquisition Proposal;

  (c)
  withdraw, modify or qualify (or propose to do so), in a manner adverse to HudBay, the approval or recommendation of the Board of Directors or any committee thereof of the Offer or the Support Agreement;

  (d)
  approve or recommend or remain neutral or propose publicly to approve or recommend or remain neutral with respect to any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five business days following the formal announcement of such Acquisition Proposal shall not be considered to be such a violation); or

  (e)
  accept, recommend, approve or enter into any letter of intent, agreement in principle, agreement, understanding or arrangement in respect of an Acquisition Proposal or providing for the payment of any break, termination or other fees or expenses to any person in the event that Norsemont completes the transactions contemplated in the Support Agreement or any other transaction with HudBay or any of its affiliates agreed to prior to any termination of the Support Agreement, whether formal or informal.

        Norsemont has also agreed to immediately terminate any existing discussions or negotiations with any person (other than HudBay or its representatives) with respect to any Acquisition Proposal, whether or not initiated by Norsemont, and request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with Norsemont (other than confidentiality agreements that by their terms have lapsed and were entered into prior to the convening of the Special Committee) relating to any potential Acquisition Proposal. Norsemont has agreed not to amend, modify or waive any confidentiality agreement, standstill agreement or standstill provisions contained in any agreements entered into by Norsemont with other parties relating to a potential Acquisition Proposal.

        Norsemont has also agreed to notify HudBay, as soon as practicable and in any event within 24 hours following receipt of any inquiry, proposal or offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Norsemont or for access to properties, books and records or a list of the Shareholders or other Norsemont securityholders of which Norsemont's representatives, are or become aware, or any amendments to the foregoing. Such notice shall include the material terms and conditions of, and the identity of the person making, any inquiry, proposal or offer (including any amendment thereto), and shall include, in the case of a proposal or offer, copies of any such proposal or offer or any amendment to any of the foregoing. Norsemont has also agreed to keep HudBay promptly and fully informed of the status, including any change to the material terms, of any such proposal or offer or any amendment to the foregoing, and will respond promptly to all reasonable inquiries by HudBay with respect thereto.

        If Norsemont receives a request for material non-public information in relation to a potential Acquisition Proposal or receives a bona fide Acquisition Proposal (that was not solicited, encouraged or facilitated after the date of the Support Agreement in contravention of the Support Agreement), and (i) the Board of Directors determines in good faith consultation with its financial advisors and its legal counsel, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined below) (notwithstanding that such Acquisition Proposal may be subject to a due diligence condition at such time), and (ii) the failure to provide the person making the Acquisition Proposal with access to such information regarding Norsemont would be inconsistent with the fiduciary duties of the Board of Directors, then, and only then, Norsemont may provide such person with access to information regarding Norsemont, subject to the execution of a confidentiality agreement providing for standstill provisions (which shall not be waived or modified without HudBay's prior written approval) other than to effect a Superior Proposal, provided however that Norsemont sends a copy to HudBay of any such confidentiality agreement promptly upon its execution and HudBay is provided with a list of or copies of the information provided to such person and is immediately provided with access to similar information to which such person was provided.

For purposes of this Directors' Circular:

        "Acquisition Proposal", means any inquiry, proposal or offer (written or oral) relating to any of the following (i) any merger, consolidation, amalgamation, take-over bid, tender offer, exchange offer, share exchange, arrangement, recapitalization or other business combination, liquidation, dissolution or winding-up directly or indirectly involving Norsemont or any of its subsidiaries, (ii) any sale, direct or indirect, whether in a single transaction or a series of transactions, of assets representing 20% or more of the assets of Norsemont and its subsidiaries, taken as a whole (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the assets of Norsemont and its subsidiaries, taken as a whole) in a single transaction or a series of related transactions, (iii) any issuance, sale or acquisition, direct or indirect, whether in a single transaction or a series of transactions, of beneficial ownership of securities of Norsemont or any of its subsidiaries, or rights or interests therein or thereto, representing 20% or more of the voting or equity securities of Norsemont (in terms of number of shares or voting power) or any of its subsidiaries representing 20% or more of the assets of Norsemont and its subsidiaries, taken as a whole, (iv) any transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transaction contemplated in the Support Agreement, or (v) any inquiry, proposal or offer to, or public announcement of an intention to, do any of the foregoing, in each case excluding the transactions contemplated in the Support Agreement.

        "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal that:

  (a)
  did not result from a breach of the non-solicitation covenants in the Support Agreement by Norsemont or its representatives;

  (b)
  complies with all applicable Securities Laws;

  (c)
  would result in the acquisition by the person making the Acquisition Proposal, directly or indirectly, of 100% of the outstanding Common Shares (other than Common Shares owned by the person making the Acquisition Proposal together with its affiliates) or all or substantially all of the consolidated assets of Norsemont and its subsidiaries (provided that, in the case of a take-over bid, the minimum tender condition may be any percentage of the outstanding Common Shares greater than 50% (on a fully-diluted basis) plus one of the outstanding Common Shares);

  (d)
  is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal (and not assuming away any risk of non-completion);

  (e)
  is not subject to any approval by any of the shareholders of the person making the Acquisition Proposal;

  (f)
  if it relates to the acquisition of outstanding Common Shares, is made available to all Shareholders on the same terms and conditions;

  (g)
  is not subject to a due diligence condition;

  (h)
  is fully financed or in respect of which the Board of Directors, upon the recommendation of the Special Committee, has concluded, in good faith and after receiving the advice of outside legal and financial advisors, the possibility is remote that, if the conditions of the Acquisition Proposal are satisfied or waived, the person making the Acquisition Proposal will be unable to pay the contemplated consideration due to a financing condition not being satisfied; and

  (i)
  in respect of which the Board of Directors determines, upon the recommendation of the Special Committee, in good faith, after receiving the advice of outside legal counsel with respect to (i) below and financial advisors with respect to (ii) below, that

  (i)
  failure to recommend such Acquisition Proposal to the Shareholders would be inconsistent with the fiduciary duties of the Board of Directors under applicable law; and

  (ii)
  having regard to all of its terms and conditions, such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Shareholders (other than the person making the Acquisition Proposal and its affiliates) from a financial point of view than the Offer (after taking into account any change to the Offer proposed by the HudBay pursuant to the right to match provisions of the Support Agreement (as described below));

HudBay Opportunity to Match

        Norsemont has agreed that it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by the Support Agreement) and/or withdraw, modify or qualify its approval or recommendation of the Offer and recommend or approve the Acquisition Proposal, unless:

  (a)
  the Board of Directors determines that the Acquisition Proposal constitutes a Superior Proposal;

  (b)
  Norsemont has complied with the non-solicitation and right to match provisions in the Support Agreement and has provided HudBay with a copy of the Acquisition Proposal (including, if applicable, a copy of any proposed agreement relating to such Acquisition Proposal);

  (c)
  a period (the "Response Period") of five business days shall have elapsed from the later of (A) the date on which HudBay received written notice from the Board of Directors that the Board of Directors determined to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal and (B) the date HudBay received a copy of such Acquisition Proposal;

  (d)
  after the Response Period, the Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal continues to constitute a Superior Proposal; and

  (e)
  Norsemont concurrently terminates the Support Agreement and has paid or concurrently pays to HudBay the Termination Payment (as described below).

        During the Response Period, HudBay will have the right, but not the obligation, to offer to amend the terms of the Support Agreement and the Offer in writing. Norsemont has agreed that, if requested by HudBay, it will negotiate with HudBay in good faith to amend the terms of the Support Agreement and the Offer. The Board of Directors will review any such written amendment to determine, in good faith in the exercise of its fiduciary duties, whether the Acquisition Proposal to which HudBay is responding would be a Superior Proposal when assessed against the Offer as it is proposed by HudBay to be amended. If the Board of Directors does not so determine, the Board of Directors will cause Norsemont to enter into an amendment to the Support Agreement reflecting the offer by HudBay to amend the terms of the Offer and upon the execution by the parties of such amendment, will reaffirm its approval and recommendation in respect of the Offer, as so amended. If the Board of Directors does so determine, Norsemont may approve, recommend, accept or enter into an agreement understanding or arrangement to proceed with the Superior Proposal.

Termination

        The Support Agreement may be terminated prior to the time that HudBay first takes up Common Shares pursuant to the Support Agreement (the "Effective Time") or such other time as noted below:

  (a)
  by mutual consent of HudBay and Norsemont;

  (b)
  by HudBay by written notice to Norsemont at any time if:

  (i)
  Norsemont is in default of any of its non-solicitation covenants;

  (ii)
  Norsemont has intentionally breached any other covenant or obligation in the Support Agreement except for breaches that neither individually nor in the aggregate result, or could reasonably be expected to result, in a Material Adverse Change (as defined below); or

  (iii)
  any representation or warranty of Norsemont:

  A.
  that is qualified by reference to a Material Adverse Change or materiality shall be untrue or incorrect in any respect; or

      B.
      that is not qualified by reference to a Material Adverse Change or materiality shall be untrue or incorrect unless the failure to be true or correct has neither individually nor in the aggregate with other such representations being untrue or incorrect caused or reasonably may be expected to cause, a Material Adverse Change (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored);

      provided that in each case, such right of termination shall not be available with respect to any breach or failure that is capable of being cured and such breach or failure has been cured by the earlier of the date which is five business days from the date of written notice of such breach or failure and the business day prior to the Expiry Date;

  (c)
  by HudBay by written notice to Norsemont if the Board of Directors or any committee thereof withdraws, amends or modifies in any manner adverse to HudBay or fails to publicly recommend or reaffirm its approval of the Offer and recommendation that Shareholders tender all of their Common Shares under the Offer within five business days of (i) the public announcement of any Acquisition Proposal which the Board of Directors has determined is not a Superior Proposal or (ii) HudBay's written request that the Board of Directors make such a recommendation or reaffirmation;

  (d)
  by Norsemont by written notice to HudBay at any time if any representation or warranty of HudBay under the Support Agreement:

  (i)
  that is qualified by reference to materiality shall be untrue or incorrect in any respect; or

  (ii)
  that is not qualified by reference to a materiality shall be untrue or incorrect unless the failure to be true or correct has neither individually nor in the aggregate with other such representations being untrue or incorrect caused or reasonably may be expected to cause, a HudBay Material Adverse Change (as defined below) (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored):

  (e)
  by Norsemont by written notice to HudBay if the Offer (or any amendment thereto other than as permitted by the Support Agreement or any amendment thereof that has been mutually agreed to by the parties) does not conform in all material respects with the Support Agreement or any amendment thereof that has been mutually agreed to by the parties and such non conformity is not cured within five business days from the date of written notice to that effect from Norsemont;

  (f)
  by Norsemont by written notice to HudBay in order to accept, approve, recommend or enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by the Support Agreement);

  (g)
  by either party by written notice to the other if the Expiry Date does not occur on or prior to the Outside Date, provided that the failure of the Expiry Date to so occur is not the result of the breach of a representation, warranty or covenant by the party terminating the Support Agreement and provided further that Norsemont only may terminate the Support Agreement if HudBay has not waived the unsatisfied conditions and publicly announced its intention to take up and pay for Common Shares that have been deposited to the Offer;

  (h)
  by either party by written notice to the other if the Offer terminates, expires or is withdrawn at the Expiry Time without HudBay taking up and paying for any of the Common Shares as a result of the failure of any condition to the Offer to be satisfied or waived, unless the failure of such condition shall be due to the failure of the party seeking to terminate the Support Agreement to perform the obligations required to be performed by it under the Support Agreement; or

  (i)
  by either party by written notice to the other if any law in force in Canada, United States or Peru (other than a judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority resulting from action inconsistent with the Support Agreement) makes the making or completion of the Offer or the transactions contemplated in the Support Agreement illegal or otherwise prohibited.

For purposes of this Directors' Circular:

        "HudBay Material Adverse Change" means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition, assets, liabilities (contingent or otherwise) or prospects of HudBay, or to prevent, frustrate, materially delay or materially impede or interfere with consummation of the transactions contemplated by the Support Agreement, other than any change, effect, event, occurrence, circumstance or state of facts relating to (i) general political, economic or financial conditions, including in Canada, (ii) the state of securities or financial markets in general, (iii) the mining industry in general, (iv) the price of copper, zinc or gold, or (v) any change in the market price or trading volume of the HudBay Shares attributable to the Support Agreement or the Offer or the announcement thereof, except such change, effect, event, occurrence or state of facts referred to in clauses (i), (ii), (iii) or (iv) to the extent that any such change, effect, event, occurrence, circumstance or state of facts has a material and disproportionate effect on HudBay, its business, operations or financial condition, assets, liabilities (contingent or otherwise) or prospects compared to other companies of similar size and market capitalization in the mining industry.

        "Material Adverse Change" means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition, assets, liabilities (contingent or otherwise) or prospects of Norsemont, or to prevent, frustrate, materially delay or materially impede or interfere with or impair the ability of HudBay to consummate the transactions contemplated by the Support Agreement, other than any change, effect, event, occurrence, circumstance or state of facts relating to (i) general political, economic or financial conditions, including in Canada or Peru, (ii) the state of securities or financial markets in general, (iii) the mining industry in general, (iv) the price of copper, or (v) any change in the market price or trading volume of the Common Shares attributable to the Support Agreement or the Offer or the announcement thereof, except such change, effect, event, occurrence or state of facts referred to in clauses (i), (ii), (iii) or (iv) to the extent that any such change, effect, event, occurrence, circumstance or state of facts has a material and disproportionate effect on Norsemont, its business, operations or financial condition, assets, liabilities (contingent or otherwise) or prospects compared to other companies of similar market capitalization in the mining industry.

Termination Payment

        HudBay shall be entitled to a cash termination payment (the "Termination Payment") in an amount equal to $21,600,000 upon the occurrence of any of the following events, which shall be paid by Norsemont within the time specified in respect of any such events:

  (a)
  the Support Agreement is terminated in the circumstances set out in paragraphs (b) or (c) under "Termination" above, in which case the Termination Payment shall be paid by 1:00 p.m. (Toronto time) on the third business day after the Support Agreement is terminated;

  (b)
  the Support Agreement is terminated in the circumstances set out in paragraph (f) under "Termination" above, in which case the Termination Payment shall be paid prior to accepting, recommending or approving or entering into of any definitive agreement relating to, a Superior Proposal; or

  (c)
  if prior to the Expiry Time, (A) an Acquisition Proposal is publicly announced or any person has publicly announced an intention to make an Acquisition Proposal, and such Acquisition Proposal has not expired, been withdrawn or been publicly abandoned, (B) the Offer is not completed as a result of the Minimum Tender Condition not having been met, (C) HudBay terminates the Support Agreement, and (D) within nine months of such termination such Acquisition Proposal is completed, in which case the Termination Payment shall be paid to HudBay concurrently with the consummation of such Acquisition Proposal.

Representations and Warranties

        The Support Agreement contains customary representations and warranties of Norsemont relating to matters that include, among other things, organization and qualification, capitalization, subsidiaries, authority relative to the Support Agreement, no violations, compliance with laws, safety matters, reporting issuer and public records, disclosure controls and procedures, litigation, tax matters, property matters, contracts, mineral rights and resources, permits, employment matters, insurance, related party transactions, restrictive covenants, brokers and the Shareholder Rights Plan.

        The Support Agreement also contains customary representations and warranties of HudBay relating to matters that include, among other things, organization and qualification, capitalization authority relative to the Support Agreement, no violations, reporting issuer and public records, financial statements and matters related thereto, litigation, tax matters, mineral resources, restrictive covenants, funds available and Common Share ownership.

Conduct of the Business by Norsemont

        Norsemont has covenanted and agreed in the Support Agreement that, during the period from the date of the Support Agreement until the Support Agreement is terminated by its terms and unless HudBay shall otherwise agree in writing, among other things, the business of Norsemont shall be conducted only in, and Norsemont shall not take any action except in, the ordinary course of business consistent with past practices. Norsemont shall, and shall cause its subsidiaries and its representatives, to use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets, to keep available the services of its directors, officers and employees, to maintain satisfactory relationships with suppliers, distributors, customers, employees and others having key business relationships with them, and shall not make any change in the business, assets, liabilities, operations, capital or affairs of Norsemont or its subsidiaries other than changes in the ordinary course of business consistent with past practices.

Board Representation

        Norsemont has agreed, that promptly upon the take-up and payment by HudBay for such number of Common Shares which represent in excess of 50% of the then outstanding Common Shares plus one Common Share on a fully-diluted basis and from time to time thereafter, HudBay shall be entitled to designate such number of directors of the Board of Directors which would constitute a majority of the Board of Directors and Norsemont will not frustrate HudBay's attempts to do so and covenants to co-operate with HudBay, subject to applicable law, to enable HudBay's designees to be elected or appointed to the Board of Directors and to constitute a majority of the Board of Directors, including, without limitation, at the request of HudBay, by using its best efforts to increase the size of the Board of Directors and reasonable commercial efforts to secure the resignations of such directors as HudBay may request.

Directors' and Officers' Insurance

        HudBay has agreed that for the period from the Effective Time until six years after the Effective Time, HudBay will cause Norsemont or any successor to Norsemont (including the successor resulting from the winding-up or liquidation or dissolution of Norsemont) to maintain, subject to certain cost limitations, Norsemont's current directors' and officers' insurance policy or an equivalent policy, on a "trailing" or "run-off' basis, subject in either case to terms and conditions no less advantageous to the directors and officers of Norsemont than those contained in the policy in effect on the date of the Support Agreement, for all present and former directors and officers of Norsemont, covering claims made prior to or within six years after the Effective Time. From and after the Effective Time, HudBay shall, and shall cause Norsemont (or its successor) to, indemnify and hold harmless, to the fullest extent permitted under the applicable law and subject to certain customary limitations, each present and former director, officer and employee of Norsemont (each, an "Indemnified Person") against any costs or expenses (including reasonable legal fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any claim, inquiry, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person's service as a director or officer of Norsemont, whether asserted or claimed prior to, at or after the Effective Time.

Shareholder Rights Plan

        Norsemont and the Board of Directors have agreed to take all action necessary to waive the application of the supplemental shareholders rights plan agreement of Norsemont and Pacific Corporate Trust Company, dated as of October 28, 2006 (the "Shareholders Rights Plan") to the transactions contemplated by the Support Agreement and to ensure that the Shareholder Rights Plan does not interfere with or impede the success of such transactions. Norsemont has agreed to waive the application of the Shareholder Rights Plan to the Offer and the transactions contemplated in the Support Agreement immediately prior to the Expiry Time or earlier if so requested in writing by HudBay.

Treatment of Outstanding Norsemont Options

        HudBay and Norsemont have agreed that, between the date of the Support Agreement and the date that HudBay first takes up Common Shares pursuant to the Offer (the "Take-Up Date"), subject to the terms of the 2007 Incentive Stock Option Plan of Norsemont (the "Stock Option Plan") and the receipt of any necessary approvals and to Securities Laws, Norsemont may take such actions as may be necessary or desirable, including amending the terms of any Norsemont Options and the Stock Option Plan to provide that all Norsemont Options vest no later than immediately prior to the Take-Up Date and that each holder of vested Norsemont Options shall be entitled to exercise such Norsemont Options, in accordance with their terms, and thereby acquire Common Shares and, for that purpose, HudBay has agreed that Norsemont may establish a facility pursuant to which holders of Norsemont Options may borrow the funds necessary for the exercise of Norsemont Options to permit all Common Shares issuable pursuant to such Norsemont Options to be deposited under the Offer on terms that, among other things, result in the consideration received for such Common Shares being immediately applied to repay such borrowings.

        Norsemont has agreed that it will use commercially reasonable efforts to allow all outstanding Norsemont Options to be exercised, terminated, surrendered, cancelled or expire prior to the Take-Up Date. Norsemont has also agreed that it will use reasonable commercial efforts to obtain as soon as practicable, and in any event prior to the Effective Time, the irrevocable agreement of all holders of Norsemont Options that any Norsemont Options that are not converted or exercised prior to the Take-Up Date shall either be surrendered or terminated or otherwise dealt with in a manner satisfactory to HudBay. HudBay has agreed to co-operate and make all such tendering or other arrangements with Norsemont to facilitate the exercise, conditional exercise, cancellation or surrender of Norsemont Options and the deposit, pursuant to the Offer, of all Common Shares issued in connection therewith prior to the Expiry Time.

Lock-Up Agreements

        On January 9, 2011, HudBay entered into Lock-Up Agreements with each of George Bell, Patrick Evans, Robert Baxter, Max Pinsky, Brian Kerzner, Malcolm Siverns, Robert Parsons, Augusto Baertl, Christopher Reynolds, Sean Spraggett, Carol Fries, Catalina Vargas, Gaston Loyola, Glenn Pountney, Libra Fund, L.P. and Libra Offshore Master Fund, L.P. (collectively, "Libra"), RBC Global Asset Management Inc. ("RBC") and Mackenzie Financial Corporation ("Mackenzie") (collectively, the "Locked-Up Parties"). Under the Lock-Up Agreements, the Locked-Up Parties have agreed to deposit or cause to be deposited to the Offer all of their Common Shares (including Common Shares acquired upon exercise, exchange or conversion of Convertible Securities), being an aggregate of 41,946,331 Common Shares, representing approximately 35% of the outstanding Common Shares on a fully-diluted basis. Each Lock-Up Agreement sets forth, among other things, the terms and conditions upon which each of the Locked-Up Parties has agreed to deposit or cause to be deposited under the Offer all of the Common Shares legally or beneficially owned by such Locked-Up Party or over which such Locked-Up Party exercises control or direction. The following is a summary of certain principal terms of the Lock-Up Agreements. This summary is qualified in its entirety by the full text of the Lock-Up Agreements, which have been filed by HudBay with the applicable securities regulatory authorities and are available at www.sedar.com under HudBay's profile.

Deposit of Common Shares

        Under the terms of the Lock-Up Agreements, each Locked-Up Party has agreed, among other things, to support the Offer (subject to the Board of Directors' fiduciary duties as described below), to deposit or caused to be deposited to the Offer (subject in some cases to certain rights of withdrawal as described below) all of his, her or its Common Shares (including Common Shares acquired upon exercise, exchange or conversion of Convertible Securities) presently and subsequently legally or beneficially owned by the Locked-Up Party, or over which the Locked-Up Party exercises control or direction, and to surrender for cancellation all out-of-the-money Convertible Securities, not earlier than two business days after the date hereof and in any event on or before the fifth business day after the date hereof. The Locked-Up Parties have also agreed to deposit all of their Norsemont Options in accordance with the terms of the Support Agreement. See "Agreements Relating to the Offer — Support Agreement — Treatment of Outstanding Norsemont Options" above.

Agreements of the Locked-Up Parties

        Each Locked-Up Party has also agreed that until the termination of the Lock-Up Agreement, the Locked-Up Party will:

  (a)
  not, directly or indirectly, through any representatives or agents or, if applicable, its respective officers. directors, employees, (i) solicit, initiate, facilitate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) enter into or participate in or otherwise facilitate any discussions or negotiations regarding an Acquisition Proposal, (iii) provide any confidential information relating to Norsemont to any person or group in connection with any Acquisition Proposal (iv) approve, accept, endorse, recommend, or expressly remain neutral with respect to or propose publicly to accept, approve, endorse, recommend, or expressly remain neutral with respect to, any Acquisition Proposal, or (v) accept or enter into or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, understanding or arrangement or other contract in respect of an Acquisition Proposal, or (vi) otherwise cooperate in any way with any effort or attempt by any other person or group to do or seek to do any of the foregoing;

  (b)
  immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any person or group or any agent or representative of any person or group conducted before the date of the Lock-Up Agreement with respect to any proposal that constitutes an Acquisition Proposal, whether or not initiated by Norsemont;

  (c)
  except to the extent that Norsemont provides notice in accordance with the Support Agreement, immediately notify HudBay of any Acquisition Proposal of which the Locked-Up Party or, to the knowledge of the Locked-Up Party, any of its representatives or agents or, if applicable, its respective officers, directors, employees, directly or indirectly, becomes aware or any discussions or negotiations in respect thereof or request for non-public information relating to Norsemont or any of its affiliates;

  (d)
  (with certain exceptions for certain Locked-Up Parties) not grant an option on, sell, transfer, pledge, encumber, grant any encumbrance on or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Locked-Up Party's Common Shares or Convertible Securities, or any right or interest therein, to any person or group (except to HudBay or any of its affiliates) or agree to do any of the foregoing;

  (e)
  not grant or agree to grant any proxy, power of attorney or other right to vote the Locked-Up Party's Common Shares or Convertible Securities, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of securityholders or give consents or approval of any kind with respect to any of the Locked-Up Party's Common Shares or Convertible Securities;

  (f)
  not requisition or join in any requisition of any meeting of Shareholders;

  (g)
  not acquire or enter into any agreement or option, or any right or privilege capable of becoming an agreement or option, to acquire any securities of Norsemont in addition to the Locked-Up Party's Common Shares or Convertible Securities;

  (h)
  not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Offer and the other transactions contemplated by the applicable Lock-Up Agreement;

  (i)
  not vote or cause to be voted any of the Locked-Up Party's Common Shares or Convertible Securities in respect of any proposed action by Norsemont or its Shareholders or affiliates or any other person or group in a manner which might reasonably be regarded as likely to prevent or delay the successful completion of the Offer or any other transaction contemplated by the Lock-Up Agreement; and

  (j)
  not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Locked-Up Party's Common Shares or Convertible Securities.

Right of Withdrawal of Certain Locked-Up Parties

        Under the terms of the Lock-Up Agreements entered into by the directors and officers of Norsemont, such directors and officers will be permitted to withdraw their Common Shares deposited under the Offer in order to support or vote in favour of, or tender or deposit their Common Shares to, an Acquisition Proposal, if, and only if, such Acquisition Proposal complies with the terms of the Support Agreement. In addition, under the terms of their respective Lock-Up Agreements, each of RBC and Mackenzie will be permitted to withdraw their Common Shares deposited under the Offer in order to support or vote in favour of, or tender of deposit such Locked-Up Party's Common Shares to, an Acquisition Proposal, if, and only if, such Acquisition Proposal complies with the terms of the Support Agreement.

Fiduciary duties of directors and officers of Norsemont

        Pursuant to the Lock-Up Agreements entered into by the directors and officers of Norsemont, such Locked-Up Parties are permitted to fulfill their fiduciary duties as a director or officer of Norsemont and nothing in such Lock-Up Agreements shall prevent any such Locked-Up Party who is a member of the Board of Directors or an officer of Norsemont from engaging, in that capacity, in discussions or negotiations with a person in response to a bona fide Acquisition Proposal in accordance with the terms of the Support Agreement.

Termination

        Each Lock-Up Agreement may be terminated:

  (a)
  at any time upon the written agreement of HudBay and the Locked-Up Party;

  (b)
  by HudBay by written notice to the Locked-Up Party if the Locked-Up Party is in material breach of any representation, warranty or covenant of the Locked-Up Party; or

  (c)
  by the Locked-Up Party by written notice to HudBay if HudBay is in material breach of any representation, warranty or covenant of HudBay contained in the Lock-Up Agreement.

        In addition, in the case of the following Locked-Up Parties, their respective Lock-Up Agreements may also be terminated as follows:

  (a)
  in respect of the Locked-up Parties that are directors and/or officers of Norsemont, (A) by such Locked-Up Party by written notice to HudBay (i) if the Locked-Up Party is permitted to support or vote in favour of, or tender or deposit the Locked-Up Party's Common Shares (including Common Shares issuable upon exercise, exchange or conversion of Convertible Securities) to, an Acquisition Proposal in accordance with the terms of the Lock-Up Agreement; or (ii) if HudBay amends the Offer to provide for lesser consideration per Common Share under the Offer without the prior written consent of such Locked-Up Party, and (B) automatically, if the Support Agreement is terminated in accordance with its terms;

  (b)
  in respect of Glenn Pountney, Libra, RBC and Mackenzie, by either of HudBay or Norsemont with written notice to the other, if the Support Agreement is terminated in accordance with its terms; and

  (c)
  in respect of Mackenzie and RBC, by such Locked-Up Party, if such Locked-Up Party is permitted to support or vote in favour of, or tender or deposit the Locked-Up Party's Common Shares (including Common Shares issuable upon exercise or exchange of Convertible Securities) to, an Acquisition Proposal in accordance with the terms of their respective Lock-Up Agreement.

NORSEMONT

        Norsemont is a Canadian-based natural resource company engaged in the acquisition, exploration and development of natural resource properties. Norsemont owns 100% of the Constancia copper project (the "Constancia Project") in southern Peru.

        In late 2009 Norsemont published the results of an independent feasibility study on the Constancia Project, including an updated resource statement that indicated that the Constancia Project has a proven and probable reserve of 277.4 million tonnes grading at 0.43% Cu, 0.012% Mo, 3.69 g/t Ag. In late 2010 Norsemont announced the preliminary results of an optimization study. Principally as a result of higher metal price assumptions and higher proposed mining and processing rates, the preliminary results indicate the potential for the NPV (8%) of the Constancia Project to increase from approximately $500 million to between $780 million and $840 million. It is expected that the final results of the Constancia Project optimization study will be announced before the end of January 2011, and the related 43-101 technical report will be completed and filed with the applicable Canandian securities regulatory authorities before the end of February 2011. The technical report must be filed no later than three business days prior to the expiry of the HudBay offer or earlier in accordance with applicable securities laws.

SHARE CAPITAL

        Norsemont is authorized to issue an unlimited number of Common Shares. As at January 21, 2011 (i) 90,777,731 Common Shares were issued and outstanding, (ii) there were outstanding options (the "Norsemont Options") to acquire an aggregate of up to 13,303,334 Common Shares, (iii) there were outstanding restricted share units ("RSUs") to acquire an aggregate of up to 527,269 Common Shares, (iv) there were outstanding purchase warrants (the "Purchase Warrants") to acquire an aggregate of up to 9,332,851 Common Shares, and (v) there were outstanding notes in the aggregate principal amount of $9,800,000 (the "Notes") to acquire an aggregate of up to 5,764,706 Common Shares. As at January 21, 2011, the number of Common Shares on a fully-diluted basis was 119,705,891.

        The Common Shares are listed and posted for trading on the TSX and on the Lima Stock Exchange under the symbol "NOM".

PRINCIPAL SHAREHOLDERS OF NORSEMONT

        To the knowledge of the directors and officers of Norsemont, after reasonable enquiry, the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over, more than 10% of any class of securities of Norsemont as of the date of this Directors' Circular, are as follows:

Name	Number of Common Shares	Percentage of Securities (calculated on a fully-diluted basis)(1)
Sentient Executive GP III Limited(1),(2),(3)	17,629,258	14.73%

(1)
Mackenzie Financial Corporation's ("Mackenzie"), currently holds 9,821,601 Common Shares, which represents 8.20% of the outstanding Common Shares on a fully-diluted basis, and 10.82% of the outstanding Common Shares not fully-diluted. Mackenzie also holds 1,742,333 Purchase Warrants, representing 1.46% of the outstanding Common Shares on a fully diluted basis, and 18.67% of the outstanding Purchase Warrants.

(2)
Sentient Executive GP III Limited ("Sentient") also holds two unsecured promissory Notes convertible into an aggregate of 5,764,706 Common Shares (at an exercise price of $1.70 per Common Share) and 1,224,000 Purchase Warrants, representing 4.82% and 1.02%, respectively, of the outstanding Common Shares on a fully-diluted basis. The expiry date for the conversion of each Note is December 19, 2011 and March 31, 2012, respectively.

(3)
In addition to the holdings of Sentient, (i) Sentient Executive GP I, Ltd. ("Sentient I") holds 4,725,104 Common Shares (representing 3.95% of the outstanding Common Shares on a fully-diluted basis) and (ii) Sentient (Aust) Pty Ltd. ("Sentient Pty", and together with Sentient and Sentient I, the "Sentient Group") holds 1,024,896 Common Shares (representing 0.86% of the outstanding Common Shares on a fully-diluted basis). Collectively, as of January 21, 2011, the Sentient Group holds 30,367,964 Common Shares, representing 25.37% of the outstanding Common Shares of a fully-diluted basis).

(4)
Victor Ian Masterron-Hume and John Mears, each a director of Norsemont, is an associate of Sentient. The number and percentage of securities of Norsemont currently held by these directors is specified in the table under the heading "Directors and Officer of Norsemont and Ownership of Securities" below.

DIRECTORS AND OFFICERS OF NORSEMONT AND OWNERSHIP OF SECURITIES

        The following table sets out the names of the directors and officers of Norsemont, the positions held by them and the number of securities, designation and percentage of class and number of securities of Norsemont beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them and, where known after reasonable enquiry, the number of securities, designation and percentage of class and number of securities of Norsemont beneficially owned, directly or indirectly, or over which control or direction is exercised by (i) each insider (other than the directors and officers) of Norsemont (and their respective associates or affiliates) and (ii) each associate or affiliate of Norsemont, each as of the date of this Directors' Circular. No person or corporation is acting jointly or in concert with Norsemont with respect to the Offer.

Name and Position with Norsemont	Number and Percentage of Common Shares(1)(2)		Number and Percentage of Norsemont Options	Number and Percentage of Purchase Warrants		Number and Percentage of Norsemont RSUs(4)
Patrick Evans Director & Chief Executive Officer	223,000 0.19%		1,900,000 14.28%	—		—
George Bell Chairman of the Board & Director	—		750,000 5.64%	—		—
Robert William Baxter Director & President and Chief Operating Officer	470,033 0.39%		1,700,000 12.78%	—		98,360 18.65%
Brian Kerzner Director	1,048,898 0.88%		1,150,000 8.64%	105,499 1.13%		—
Malcolm Siverns Director	—		700,000 5.26%	—		—
Robert Parsons Director	15,000 0.01%		750,000 5.64%	2,500 0.03%		—
Augusto Baertl Director	162,500 0.14%		750,000 5.64%	50,000 0.53%		—
Vincent Ian Masterton-Hume(5) Director	—		700,000 5.26%	—		—
John Mears(5) Director	—		200,000 1.50%	—		—
Louis Gignac Director	—		200,000 1.50%	—		—
Christopher Reynolds Vice President of Finance & Chief Financial Officer	58,000 0.05%		500,000 3.76%	4,000 0.04%		81,967 15.55%
Max Pinsky Corporate Secretary	213,650 0.18%	(6)	375,000 2.82%	24,375 0.26%	(7)	—
Carol Fries Vice President of Environment, Health, Safety, Security and Community Relations, Norsemont Peru SAC.(8)	—		400,000 3.01%	—		102,294 19.40%

Name and Position with Norsemont	Number and Percentage of Common Shares(1)(2)	Number and Percentage of Norsemont Options	Number and Percentage of Purchase Warrants	Number and Percentage of Norsemont RSUs(4)
Sean Spraggett General Manager, Norsemont Peru SAC.(8)	—	700,000 5.26%	—	129,305 24.12%
Sentient Executive GP III Limited(9)(10)	17,629,258 14.73%	—	1,224,000 13.11%	—

(1)
The information as to securities of Norsemont beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Norsemont, has been furnished by the respective directors and officers.

(2)
Calculated on a fully-diluted basis (that is, with respect to the number of outstanding Common Shares at any time, such number of Common Shares calculated assuming that all Convertible Securities are exercised, exchanged or converted, as the case may be, for Common Shares).

(3)
Includes an aggregate of 89,650 Purchase Warrants issued to Immaculate Confection Ltd. ("Immaculate"), a corporation owned by Brian Kerzner (24% ownership) and his spouse (76% ownership). See "Issuances of Securities of Norsemont — Purchase Warrants" below.

(4)
The RSUs are issued pursuant to the restricted share unit plan of Norsemont (the "Restricted Share Unit Plan") approved by the Board of Directors on September 24, 2007 and approved by the Shareholders on November 7, 2007.

(5)
Director associated with Sentient, which holds 19.42% of the outstanding Common Shares. See "Principal Shareholders of Norsemont" above.

(6)
Includes 87,500 Common Shares owned by Parnasa Holdings Ltd., a corporation of which Max Pinsky is the sole director. See "Issuances of Securities of Norsemont — "Common Shares" below.

(7)
Includes 18,750 Purchase Warrants issued to Parnasa Holdings Ltd., a corporation of which Max Pinsky is the sole director. See "Issuances of Securities of Norsemont — "Purchase Warrants" below.

(8)
Norsemont Peru SAC. is a wholly-owned subsidiary of Norsemont.

(9)
See note (5) above.

(10)
Sentient also holds two unsecured promissory Notes convertible into an aggregate of 5,764,706 Common Shares (at an exercise price of $1.70 per Common Share). In addition, Sentient I holds 4,725,104 Common Shares (representing 3.95% of the outstanding Common Shares on a fully-diluted basis) and Sentient Pty holds 1,024,896 Common Shares (representing 0.86% of the outstanding Common Shares on a fully-diluted basis). Collectively, as at January 21, 2011, the Sentient Group holds 30,367,964 Common Shares, representing 25.37% of the outstanding Common Shares of a fully-diluted basis See "Principal Shareholders of Norsemont" above.

ACCEPTANCE OF THE OFFER BY CERTAIN DIRECTORS, OFFICERS AND SHAREHOLDERS

        All of the directors and officers listed under the heading "Directors and Officers of Norsemont and Ownership of Securities" above, with the exception of Vincent Ian Masterton-Hume, John Mears and Louis Gignac, entered into Lock-up Agreements with HudBay on January 9, 2011. As of the date of this Directors' Circular, to the knowledge of Norsemont, such directors and officers, owned or exercised control or direction over an aggregate of 13,541,696 Common Shares (including Common Shares issuable upon the exercise of Norsemont Options and other Convertible Securities). Subject to the termination of their respective Lock-Up Agreements and in accordance with the terms thereof, these directors and the officers must accept the Offer, both with respect to Common Shares currently owned, directly or indirectly, including Common Shares issuable upon exercise or exchange of Convertible Securities held by such persons. Such directors and officers of Norsemont have also indicated that, to their knowledge, after reasonable enquiry, as of the date of this Directors' Circular, Common Shares held by their associates or under their control or direction (as indicated in the table under "Directors and Officers of Norsemont and Ownership of Securities" above) will also be tendered to the Offer.

        As described under "Agreements Relating to the Offer — Lock-Up Agreements", certain officers of Norsemont's subsidiary, Norsemont Peru SAC., as well as certain Shareholders have agreed to deposit all of their Common Shares under the Offer. Other than such officers and Shareholders, Norsemont has no knowledge as to the intention of any other Shareholder to accept or reject the Offer.

 TRADING IN SECURITIES OF NORSEMONT

        During the six-month period preceding the date of this Directors' Circular, none of (i) Norsemont (or any person acting jointly or in concert with Norsemont), (ii) the directors and officers of Norsemont or (iii) other insiders of Norsemont, nor, to the knowledge of Norsemont after reasonable enquiry, any of their respective affiliates or associates, has traded any Norsemont securities or rights to acquire securities of Norsemont, except for those described under "Issuances of Securities of Norsemont" and as set out below:

Name	Number of Common Shares Purchased/(Sold)	Sale/Purchase Price Per Common Share ($)	Date of Purchase/Sale
Patrick Evans	20,000	$2.87	November 22, 2010
Immaculate Confection Ltd(1)	(10,000)	$2.00	September 22, 2010
	(10,000)	$2.00	September 24, 2010
	(5,500)	$2.15	September 24, 2010
	(1,500)	$2.10	September 24, 2010
	(3,000)	$2.14	September 24, 2010
	(500)	$2.15	September 24, 2010
	(1,000)	$2.14	September 24, 2010
	(5,000)	$2.10	September 27, 2010
	(10,000)	$2.15	September 27, 2010
	(3,000)	$2.17	September 27, 2010
	(8,000)	$2.17	September 28, 2010
	(9,600)	$2.19	September 29, 2010
	(5,000)	$2.19	October 1, 2010
	(5,000)	$2.21	October 1, 2010
	(5,000)	$2.15	October 1, 2010
	(3,000)	$2.17	October 4, 2010
	(3,000)	$2.23	October 5, 2010
	(3,000)	$2.19	October 5, 2010
	(3,000)	$2.24	October 5, 2010
	(3,000)	$2.19	October 5, 2010
	(3,000)	$2.21	October 5, 2010
	(3,000)	$2.22	October 5, 2010

(1)
Immaculate is a corporation owned by Brian Kerzner, a director of Norsemont (24% ownership) and his spouse (76% ownership).

 ISSUANCES OF SECURITIES OF NORSEMONT

Common Shares

        The following table sets forth the Common Shares that have been issued to members of the Board of Directors, officers and insiders of Norsemont in the past two years.

Name	Nature of Issuance	Number of Common Shares Issued	Price Per Common Share	Date Issued
Robert Parsons	Subscription of Common Shares through private placement	5,000	$1.60	March 31, 2009
Christopher Reynolds	Exercise of rights issued through rights offering	8,000	$1.60	June 26, 2009
Augusto Baertl	Subscription of Common Shares through bought deal financing	100,000	$2.35	November 3, 2009
Max Pinsky	Subscription of Common Shares through private placement(1)	25,000	$1.60	March 31, 2009
	Exercise of rights through rights offering	11,250	$1.60	June 20, 2009
	Exercise of rights through rights offering(1)	12,500	$1.60	June 20, 2009
	Exercise of Norsemont Options	50,000	$1.00	July 28, 2010
Brian Kerzner(3)	Subscription of Common Shares through private placement	15,628	$1.60	March 31, 2009
	Exercise of rights issued through rights offering	16,070	$1.60	June 26, 2009
	Exercise of Norsemont Options	140,000	$1.06	August 20, 2010
	Exercise of Norsemont Options	260,000	$1.33	August 20, 2010
Sentient Executive GP III Limited	Subscription of Common Shares through private placement	625,000	$1.60	March 31, 2009
	Exercise of rights through rights offering	6,250,000	$1.60	June 30, 2009
	Subscription of Common Shares through bought-deal financing	2,128,750	$2.35	November 3, 2009
	Common Shares issued on exercise of Purchase Warrants	1,764,706	$2.05	December 14, 2010
	Common Shares issued on exercise of Purchase Warrants	1,117,647	$2.05	December 14, 2010
	Common Shares issued on exercise of Purchase Warrants	312,500	$1.90	December 14, 2010
	Common Shares issued on exercise of Purchase Warrants	3,125,00	$1.90	December 14, 2010
	Common Shares issued to Sentient in full settlement of accrued interest on the Notes to December 31, 2010(2)	380,554	N/A	December 31, 2010

(1)
Common Shares issued to Parnasa Holdings Ltd., a corporation of which Max Pinsky is the sole director.

(2)
See "Principal Shareholders of Norsemont" above.

(3)
In addition (i) 129,300 Common Shares were issued to Immaculate on June 20, 2009 in connection with a rights offering, and (ii) 50,000 Common Shares were issued to immaculate on November 3, 2009, in connection with a bought deal financing.

Norsemont Options

        The following table sets forth the Norsemont Options to acquire Common Shares that have been granted to members of the Board of Directors and officers of Norsemont in the past two years pursuant to the terms of the Stock Option Plan:

Name	Number Norsemont Options Granted	Exercise Price per Norsemont Option	Date Granted	Expiry Date
Patrick Evans	350,000	$1.60	June 23, 2009	June 23, 2014
	350,000	$2.05	June 15, 2010	June 15, 2015
George Bell	200,000	$1.60	June 23, 2009	June 23, 2014
	200,000	$2.05	June 15, 2010	June 15, 2015
Robert William Baxter	300,000	$1.60	June 23, 2009	June 23, 2014
	300,000	$2.05	June 15, 2010	June 15, 2015
Brian Kerzner	200,000	$1.60	June 23, 2009	June 23, 2014
	200,000	$2.05	June 15, 2010	June 15, 2015
Malcolm Siverns	200,000	$1,60	June 23, 2009	June 23, 2014
	200,000	$2.05	June 15, 1010	June 15, 2015
Robert Parsons	200,000	$1.60	June 23, 2009	June 23, 2014
	200,000	$2.05	June 15, 2010	June 15, 2015
Augusto Baertl	200,000	$1.60	June 23, 2009	June 23, 2014
	200,000	$2.05	June 15, 2010	June 15, 2015
Vincent Ian Masterton-Hume	200,000	$2.05	June 15, 2010	June 15, 2015
John Mears	200,000	$2.11	June 17, 2010	June 17, 2015
Louis Gignac	200,000	$3.19	December 7, 2010	December 7, 2015
Christopher Reynolds	150,000	$1.60	June 23, 2009	June 23, 2014
	100,000	$2.05	June 15, 2010	June 15, 2015
Max Pinsky	100,000	$1.60	June 23, 2009	June 23, 2014
	25,000	$2.05	June 15, 2010	June 15, 2015
Carol Fries	150,000	$1.60	June 23, 2009	June 23, 2014
	100,000	$2.05	June 15, 2010	June 15, 2015
Sean Spraggett	150,000	$1.60	June 23, 2009	June 23, 2014
	100,000	$2.05	June 15, 2010	June 15, 2015

Norsemont RSUs

        The following table sets forth the RSUs that have been granted to members of the Board of Directors and officers of Norsemont in the past two years pursuant to the terms of the Restricted Share Unit Plan:

Name	Number Norsemont RSUs Granted	Date Granted
Robert William Baxter	98,360	December 20, 2010
Christopher Reynolds	81,967	December 20, 2010
Sean Spraggett	75,000	December 31, 2009
	54,305	December 20, 2010
Carol Fries	50,000	December 31, 2009
	52,294	December 20, 2010

Purchase Warrants

        The following table sets forth the Purchase Warrants that have been granted to members of the Board of Directors, officers and insiders of Norsemont in the past two years:

Name	Number of Purchase Warrants Granted	Exercise Price per Purchase Warrant	Date Granted	Expiry Date
Max Pinsky	12,500(1)	$1.90	March 31, 2009	March 31, 2011
	5,625	$1.90	June 30, 2009	June 26, 2011
	6,250(1)	$1.90	June 30, 2009	June 26, 2011
Christopher Reynolds	4,000	$1.90	June 30, 2009	June 26, 2011
Augusto Baertl	50,000	$2.75	November 3, 2009	April 30, 2011
Brian Kerzner	7,814	$1.90	March 31, 2009	March 31, 2011
	8,035(2)	$1.90	June 30, 2009	June 26, 2011
Robert Parsons	2,500	$1.90	March 31, 2009	March 31, 2011
Sentient Executive GP III Limited	1,117,647	$2.05	March 31, 2009	March 31, 2011(3)
	312,500	$1.90	March 31, 2009	March 31, 2011(3)
	3,125,000	$1.90	June 30, 2011	June 26, 2011(3)
	1,224,000	$2.75	November 3, 2009	April 30, 2011

(1)
Purchase Warrants issued to Parnasa Holdings Ltd., a corporation of which Max Pinsky is the sole director.

(2)
In addition, (i) 64,650 Purchase Warrants were issued to Immaculate on June 30, 2009, at an exercise price of $1.90, and (ii) 25,000 Purchase Warrants were issued to Immaculate on November 3, 2009 at an exercise price of $2.75. These Purchase Warrants expire on June 26, 2011 and April 30, 2011, respectively.

(3)
These warrants were exercised on December 14, 2010.

OWNERSHIP OF SECURITIES OF HUDBAY

        None of Norsemont, the directors and officers of Norsemont nor, to the knowledge of the directors and officers of Norsemont after reasonable enquiry, any of their respective associates or affiliates, or any person holding more than 10% of the issued and outstanding Common Shares, or their respective associates or affiliates, beneficially owns, directly or indirectly, or exercises control or direction over, any securities of HudBay. No person or corporation is acting jointly or in concert with Norsemont with respect to the Offer.

ARRANGEMENTS BETWEEN HUDBAY AND NORSEMONT'S DIRECTORS AND OFFICERS

        Except as described in this Directors' Circular and other than the Lock-Up Agreements, there are no agreements, commitments or understandings made or proposed to be made between HudBay and any of the directors or officers of Norsemont relating to any matter, including agreements, commitments or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful. None of the directors or officers of Norsemont is a director or officer of HudBay or any of its subsidiaries.

ARRANGEMENTS BETWEEN NORSEMONT AND ITS DIRECTORS AND OFFICERS

        Except as described below or elsewhere in this Directors' Circular, there are no agreements, commitments or understandings made or proposed to be made between Norsemont and any of the directors or officers of Norsemont, including agreements, commitments or understandings pursuant to which a payment or other benefit is to be made, proposed to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful.

Employment Agreements

        On June 1, 2007, Norsemont entered into an employment agreement with Patrick Evans pursuant to which Mr. Evans is employed as Norsemont's Chief Executive Officer. The agreement outlines Mr. Evans position and responsibilities and sets out the term of employment and other matters such as compensation, benefits, vacation, termination and confidentiality obligations. Under the terms of Mr. Evans' employment agreement, should a

"change of control" occur, Mr. Evans may elect to terminate his employment agreement with Norsemont at any time after the expiry of 30 days from the date of the change of control, and Norsemont shall pay Mr. Evans a severance payment equal to 36 months of his annual base compensation plus full incentive compensation and all benefits for an equivalent period payable within 30 days of termination. In addition, all stock options held by Mr. Evans will immediately vest and become exercisable for an equivalent period. For purposes of Mr. Evans employment agreement, a "change of control" means; (i) the acquisition by any person or by any group of persons acting jointly or in concert within the meaning of the Securities Act (British Columbia), whether directly or indirectly, which, when added to other voting securities held at the time by the person or group of persons acting jointly, totals for the first time not less than 50% of the outstanding voting securities, as defined in the Securities Act (British Columbia), or the votes attached to those securities are sufficient to elect the majority of the Board of Directors, or (ii) any change in the direct or indirect ownership of, or control or direction over, assets of Norsemont as a result of which a person or group of persons acting jointly or in concert within the meaning of the Securities Act (British Columbia), acquires or is in a position to exercise effective control or direction over more than 50% of the assets (measured by fair market value) of Norsemont.

        On December 1, 2010, Norsemont entered into an employment agreement with Robert Baxter pursuant to which Mr. Baxter is employed as Norsemont's President and Chief Operating Officer. The agreement outlines Mr. Baxter's position and responsibilities and sets out the term of employment and other matters such as compensation, benefits, vacation, termination and confidentiality obligations. Under the terms of Mr. Baxter's employment agreement, should a "change of control" occur, Mr. Baxter can elect to terminate his employment anytime after 30 days following the date of the change of control, and Norsemont shall pay Mr. Baxter an amount equal to two years salary and benefits. In addition, if within 12 months after a change of control, Mr. Baxter's employment with Norsemont is terminated for any reason other than "cause", Norsemont shall (in addition to any other amounts payable under the employment agreement) (a) pay Mr. Baxter an amount equal to two years salary and benefits and (b) immediately vest all Norsemont Options not vested on the date of termination.

        For purposes of Mr. Baxter's employment agreement, "cause" means (i) a breach by Mr. Baxter of his obligations under his employment agreement regarding confidentiality and policies of Norsemont (ii) a breach by Mr. Baxter of any of the other covenants, terms or conditions of his employment agreement, and (iii) any other event or circumstance that, under the laws of the Province of British Columbia, entitles Norsemont to terminate Mr. Baxter's employment with Norsemont for cause.

        For purposes of Mr. Baxter's employment agreement, a "change of control" means (i) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving Norsemont or any of its affiliates and another corporation or other entity, as a result of which the holders of Common Shares prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction; (ii) the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of Norsemont and/or any of its subsidiaries, which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of Norsemont and its subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of Norsemont in the course of a reorganization of the assets of Norsemont and its subsidiaries; (iii) a resolution is adopted to wind-up, dissolve or liquidate Norsemont; (iv) any person, entity or group of persons or entities acting jointly or in concert (an "Acquiror") acquires or acquires control (including, without limitation the right to vote or direct the voting) of voting securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror to cast or to direct the casting of 20% or more of the votes attached to all of Norsemont's outstanding voting securities which may be cast to elect directors of Norsemont or the successor corporation (regardless of whether a meeting has been called to elect directors); (v) as a result of or in connection with: (A) a contested election of directors, or; (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving Norsemont or any of its affiliates and another corporation or other entity, the nominees named in the most recent management information circular of Norsemont for election to the Board of Directors shall not constitute a majority of the Board of Directors; or (vi) the Board of Directors adopts a resolution to the effect that a change of control as defined in Mr. Baxter's employment agreement has occurred or is imminent.

        On October 1, 2007, Norsemont entered into an agreement with Christopher Reynolds pursuant to which Mr. Reynolds is employed as Norsemont's Chief Financial Officer ("CFO"). Under the terms of Mr. Reynolds' employment agreement, should a "change of control" occur resulting for any reason, in Mr. Reynolds' departure as CFO, or, if Mr. Reynolds elects to terminate his employment anytime following the expiry of 15 days after the change of control, then Norsemont shall pay Mr. Reynolds an amount equal to 24 months of his annual base compensation plus full incentive compensation and all benefits for an equivalent period, payable within 10 days of termination. In addition, all stock options held by Mr. Reynolds will vest immediately and become exercisable for 24 months following termination. For purposes of Mr. Reynolds' employment agreement, a "change of control" means: (i) any person alone or with any one or more other persons acting jointly or in concert with such first named person under any agreement, commitment or understanding, whether formal or informal, becomes a "Control Person" through the acquisition of voting securities of Norsemont with the result that, after such acquisition such person or persons have beneficial ownership of 50% or more of the voting securities of Norsemont or its successor (if other than Norsemont); or (ii) a majority of the directors elected at any annual or special general meeting of the shareholders of Norsemont are not individuals nominated by Norsemont.

        On August 10, 2010, Norsemont entered into an agreement with Sean Spraggett pursuant to which Mr. Spraggett is employed as General Manager of Norsemont Peru SAC. Under the terms of Mr. Spraggett's employment agreement, if, within 12 months after a "change of control" of Norsemont, Norsemont terminates Mr. Spraggett's employment for any reason (other than for "cause"), Norsemont shall (A) pay Mr. Spraggett (in addition to any other amounts due under the employment agreement), within 30 days of such termination, an amount equal to the lesser of (i) the balance of the salary payable from the date of termination until the date that is two years from the date of the employment agreement and (ii) 18 months of his annual base compensation; (B) immediately vest all stock options granted to Mr. Spraggett; and (C) maintain Mr. Spraggett's benefits for a period equal to the remaining term of the employment agreement plus one year or, if that is not possible or Mr. Spraggett so elects, pay an amount equal to the value of such benefits. For purposes of Mr. Spraggett's employment agreement, a "change of control" means (i) any change in the beneficial ownership, direct or indirect, of the voting securities of Norsemont as a result of which a person, or a group of persons acting jointly or in concert within the meaning of the Securities Act (British Columbia), is in a position to exercise effective control over Norsemont; or (ii) any change in the direct or indirect ownership of, or control or direction over, assets of Norsemont as a result of which a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (British Columbia), acquires or is in a position to exercise effective control or direction over more than 50% of the assets (measured by fair market value) of Norsemont.

        On September 23, 2010, Norsemont entered into an agreement with Carol Fries pursuant to which Ms. Fries is employed as Vice President of Environment, Health, Safety, Security and Community Relations of Norsemont Peru SAC. Under the terms of Ms. Fries' employment agreement, if, within 12 months after a "change of control" of Norsemont, Norsemont terminates Ms. Fries' employment for any reason (other than for "cause"), Norsemont shall (A) pay Ms. Fries (in addition to any other amounts due under the employment agreement), within 30 days of the termination, an amount equal to the lesser of (i) the balance of the salary payable from the date of termination until the date that is two years from the date of the employment agreement and (ii) her annual base salary; (B) immediately vest all stock options granted to Ms. Fries; and (C) maintain Ms. Fries' benefits for a period equal to remaining term of the employment agreement plus one year or, if that is not possible or Ms. Fries so elects, pay an amount equal to the value of such benefits. For purposes of Ms. Fries' employment agreement, a "change of control" means any change in the beneficial ownership, direct or indirect, of the voting securities of Norsemont as a result of which a person, or a group of persons acting jointly or in concert within the meaning of the Securities Act (British Columbia), is in a position to exercise effective control over more than 50% of the voting securities of Norsemont.

        For further details regarding the treatment of the Norsemont Options held by Ms. Fries and each of Messrs. Evans, Baxter, Reynolds and Spraggett in connection with the Offer, see "Agreements Relating to the Offer — Support Agreement — Treatment of Outstanding Norsemont Options".

Restricted Share Units Plan

        On August 16, 2007, the Shareholders approved the Restricted Stock Unit Incentive Plan of Norsemont (the RSU Plan"), pursuant to which Norsemont would issue RSUs to highly qualified officers, directors and key employees of Norsemont. Pursuant to the terms of the RSU Plan, upon the occurrence of a "change of control" in Norsemont (as defined in the RSU Plan), all outstanding RSUs shall be deemed to have vested and all restrictions and conditions applicable to such RSUs shall be deemed to have lapsed, and the Common Shares subject to such RSUs shall be issued and delivered, immediately prior to the occurrence of such change of control.

Stock Option Plan

        Under the terms of the Support Agreement, Norsemont has agreed to take such actions as may be necessary or desirable, including amending the terms of any Norsemont Options and the Stock Option Plan, to provide that all Norsemont Options vest no later than immediately prior to the Take-Up Date. For further details regarding the treatment of the Norsemont Options issued under the Stock Option Plan, see "Agreements Relating to the Offer — Support Agreement — Treatment of Outstanding Norsemont Options".

ARRANGEMENTS BETWEEN HUDBAY AND SECURITY HOLDERS OF NORSEMONT

        Other than the Lock-Up Agreement, there are no arrangements, commitments or understanding made or proposed to be made between HudBay and any securityholder of Norsemont relating to the Offer.

INTERESTS OF NORSEMONT'S DIRECTORS AND OFFICERS IN MATERIAL TRANSACTIONS WITH HUDBAY

        Except as described in this Directors' Circular, none of the directors or officers of Norsemont or their associates nor, to the knowledge of such directors and officers after reasonable enquiry, any person or company holding more than 10% of the issued and outstanding Common Shares, has any interest in any material transaction to which HudBay is a party.

MATERIAL CHANGES IN THE AFFAIRS OF NORSEMONT

        Except for the Offer, and as otherwise disclosed in this Directors' Circular, the directors and officers of Norsemont are not aware of any information that indicates any material change in the affairs of Norsemont since September 30, 2010, being the date of the last published consolidated financial statements of Norsemont.

OTHER TRANSACTIONS

        There is no transaction, Board of Directors resolution, agreement in principle or signed contract of Norsemont other than as described or referred to in this Directors' Circular or the HudBay Circular, which has occurred in response to the Offer. Other than as described or referred to in this Directors' Circular or the HudBay Circular, no negotiations are underway in response to the Offer that relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving Norsemont or a subsidiary of Norsemont; (b) the purchase, sale or transfer of a material amount of assets by Norsemont or a subsidiary of Norsemont; (c) a competing take-over bid, (d) an issuer bid or other acquisition of securities by Norsemont; or (e) any material change in the capitalization or dividend policy of Norsemont.

OTHER INFORMATION

        Except as disclosed in this Directors' Circular, there is no information that is known to the directors or officers of Norsemont that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer. Norsemont continuous disclosure documents are available on Norsemont's SEDAR profile at www.sedar.com.

 STATUTORY RIGHTS OF ACTION

        Securities legislation in the provinces and territories of Canada provides security holders of Norsemont with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF DIRECTORS' CIRCULAR

        This Directors' Circular has been approved and the delivery thereof has been authorized by the Board of Directors.

 CONSENT OF CUTFIELD FREEMAN & CO LTD.

To: The Board of Directors of Norsemont Mining Inc. and the Special Committee of the Board of Directors

        We hereby consent to the reference to the opinion of our firm dated January 9, 2011, which we prepared for the Board of Directors of Norsemont Mining Inc. and the Special Committee of the Board of Directors, in connection with its consideration of the proposed offer by HudBay Minerals Inc. for all of the common shares of Norsemont Mining Inc., and to the inclusion of the foregoing opinion in this Directors' Circular. Our opinion was given as at January 9, 2011 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the Board of Directors of Norsemont Mining Inc. and the Special Committee of the Board of Directors shall rely on our opinion.

London, England	(Signed) CUTFIELD FREEMAN & CO LTD.
January 24, 2011

 CONSENT OF WELLINGTON WEST CAPITAL MARKETS INC.

To: The Board of Directors of Norsemont Mining Inc. and the Special Committee of the Board of Directors

        We hereby consent to the reference to the opinion of our firm dated January 9, 2011, which we prepared for the Board of Directors of Norsemont Mining Inc. and the Special Committee of the Board of Directors, in connection with its consideration of the proposed offer by HudBay Minerals Inc. for all of the common shares of Norsemont Mining Inc., and to the inclusion of the foregoing opinion in this Directors' Circular. Our opinion was given as at January 9, 2011 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the Board of Directors of Norsemont Mining Inc. and the Special Committee of the Board of Directors shall rely on our opinion.

Toronto, Ontario	(Signed) WELLINGTON WEST CAPITAL MARKETS INC.
January 24, 2011

 CERTIFICATE

January 24, 2011

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors

(Signed) GEORGE BELL Director	(Signed) PATRICK EVANS Director

 SCHEDULE "A"
FAIRNESS OPINION — CUTFIELD FREEMAN & CO LTD.

The Board of Directors
The Special Committee of the Board of Directors
Norsemont Mining Inc.
40 University Avenue
Suite 1002,
Toronto, Ontario
Canada M5J 1T1

January 9, 2011

To the Special Committee and the Board of Directors:

        Cutfield Freeman & Co Ltd. ("CF&Co", "we" or "us") understands that Norsemont Mining Inc. ("Norsemont" or the "Company") is proposing to enter into a support agreement (the "Support Agreement") with HudBay Minerals Inc. ("HudBay" or the "Offeror"), pursuant to which the Offeror will make an offer (the "Offer") to acquire all the outstanding common shares of the Company (the "Shares") not already owned by the Offeror by way of a formal take-over bid. We understand that pursuant to the Offer, each holder of Shares (a "Shareholder") will be able to elect, on an individual basis, to receive in consideration for each Share C$4.50 in cash, or 0.2617 HudBay shares and C$0.001 in cash, or a combination of cash and HudBay shares, subject to proration necessary to effect maximum aggregate cash consideration of C$130,000,000 (the "Consideration").

        We understand that the Company has entered into agreements (the "Lock-up Agreements") with certain shareholders (the "Locked-up Shareholders") and the directors and executive officers of the Company, who together hold approximately 35% of the Shares on a fully-diluted basis, under which they have agreed to tender their Shares to the Offeror. We understand that the Offeror currently owns 1.1% of the Shares on a fully-diluted basis. The Offeror, together with the Locked-up Shareholders, represent approximately 36.1% of the fully-diluted Shares.

        We understand the Offeror's obligation to take up and pay for the Shares tendered in acceptance of the Offer will be subject to certain conditions as set out in the Support Agreement, including that there shall have been validly deposited under the Offer and not withdrawn at the expiry time of the Offer such number of Shares which, together with any Shares beneficially owned or over which control or direction is exercised by the Offeror, represents not less than 50% of the outstanding Shares (on a fully-diluted basis) plus one Share. We understand that the terms and conditions of, and other matters relating to, the Offer are described in the Support Agreement and will be more fully described in the Offeror's take-over bid circular (the "Take-over Bid Circular") and the Company's directors' circular (the "Directors' Circular") to be prepared in compliance with applicable laws in connection with the Offer and delivered to shareholders of the Company.

        We further understand that the Company's board of directors (the "Board of Directors") has appointed a special committee (the "Special Committee") to consider the implications of the Offer and any alternative transaction and to make recommendations to the Board of Directors concerning the Offer and any potential

 Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470
Authorised and regulated by the Financial Services Authority transactions that might be pursued by the Company as an alternative to the Offer. The Board has retained CF&Co to provide advice and assistance to the Board in evaluating the Offer, including the preparation and delivery to the Special Committee of CF&Co's opinion (the "Fairness Opinion") as to the fairness of the Consideration under the Offer from a financial point of view to the Shareholders other than the Offeror.

Engagement of CF&Co

        CF&Co first contacted the Company in 2008 regarding a possible advisory assignment, and CF&Co was formally engaged to act as financial advisor to the Company through an agreement dated 16th March, 2009, as amended on January 4th, 2011 and January 9, 2011, (the "Engagement Agreement") that is still in effect. The terms of the Engagement Agreement provide for CF&Co to earn fees for its services as financial advisor, including a fee that is contingent on the completion of the Offer or certain other events. In addition, CF&Co is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by the Company in certain circumstances.

        We hereby consent to this Fairness Opinion in its entirety being included in the Directors' Circular and its filing thereof with the relevant regulatory authorities of Canada.

Relationships with Interested Parties

        CF&Co is not an "associated entity" or "affiliated entity" entity or "issuer insider" (as such terms are used in Multilateral Instrument 61-101 of the Ontario Securities Commission and the Québec Autorité des marchés financiers) of Norsemont or HudBay, nor is it a financial advisor to HudBay in connection with the Offer.

Credentials of CF&Co

        CF&Co is an independent corporate finance advisory firm located in London in the United Kingdom of Great Britain and Northern Ireland (the "UK") and is registered with the Financial Services Authority of the UK. CF&Co specializes in advising companies in the minerals and metal processing industries. This Fairness Opinion represents the opinion of CF&Co and the form and content herein have been approved for release by its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

        In preparing this Fairness Opinion, CF&Co has reviewed and relied upon or carried out, amongst other things, the following:

  1.
  confidential correspondence between HudBay and Norsemont;

  2.
  drafts of the Support Agreement;

  3.
  Norsemont's audited annual financial statements for the fiscal years ended June 30th 2008, 2009 and 2010;

  4.
  Norsemont's unaudited financial statements for the three months ended September 30th 2010;

  5.
  HudBay's audited annual financial statements for the fiscal years ended December 31st 2008 and 2009;

  6.
  HudBay's unaudited financial statements for the three and nine months ended September 30th 2010;

  7.
  the Constancia Copper Project Definitive Feasibility Study Technical Report National Instrument 43-101, dated September 30th, 2009;

  8.
  a preliminary draft of the Constancia Copper Project Feasibility Study Optimisation study;

  9.
  certain life of mine models regarding the Project, prepared by Norsemont's external technical consultants;

 Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470
Authorised and regulated by the Financial Services Authority

  10.
  valuation and shareholder dilution analysis under a number of hypothetical financing scenarios for the Project prepared by CF&Co;

  11.
  discussions with senior management of Norsemont and HudBay;

  12.
  research reports from Canadian financial institutions on Norsemont and HudBay;

  13.
  public information related to the business, operations, financial performance and share trading history of Norsemont and HudBay and other selected public companies we considered relevant;

  14.
  Representation letters dated the date hereof provided to CF&Co by senior management of Norsemont;

  15.
  public information with respect to precedent transactions we considered relevant; and

  16.
  such other information, discussions, investigations and analyses as we considered necessary or appropriate in the circumstances.

        CF&Co has not been, to the best of its knowledge, denied access by the Company to any information requested. CF&Co did not meet with the auditors of the Company and has assumed the accuracy and fair presentation of and relied upon the consolidated financial statements of the Company and the reports of the auditors thereon.

Prior Valuations

        The Company has represented to CF&Co that, to the best of their knowledge, there have been no prior valuations (as defined for the purposes of MI 61-101) of Norsemont or any of its material assets or subsidiaries prepared within the past twenty-four (24) months.

Assumptions and Limitations

        CF&Co has not prepared a formal valuation or appraisal of the Company or any of its securities or assets and this Fairness Opinion should not be construed as such. In addition, the Fairness Opinion is not, and should not be construed as, advice as to the price at which the Shares of Norsemont or the HudBay shares may trade at any future date. CF&Co was not engaged to review any legal, tax or accounting aspects relating to the Offer.

        With your permission, CF&Co has relied upon, and has assumed the completeness, accuracy and fair presentation of, all financial and other information, data, advice, opinions and representations obtained by CF&Co from public sources, or provided to CF&Co by the Company or its advisors or otherwise obtained by CF&Co pursuant to CF&Co's engagement, and the Fairness Opinion is conditional upon such completeness, accuracy and fair presentation. CF&Co has not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations nor has CF&Co made any independent appraisal of the assets of the Company. CF&Co assumed that the final form of the Support Agreement and the Settlement Agreement would be substantially similar to the last draft reviewed by CF&Co.

        With respect to the historical financial data, operating and financial forecasts and budgets provided to CF&Co concerning the Company and relied upon in CF&Co's financial analyses, CF&Co has assumed (subject to the exercise of CF&Co's professional judgment) that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management of the Company, having regard to the Company's business, plans, financial condition and prospects, and that such financial forecasts will be realized substantially in such amounts and at such times as contemplated. CF&Co expresses no opinion with respect to such financial forecasts or the estimates or judgments on which they are based.

        Senior officers of Norsemont have represented to CF&Co in certificates delivered as of the date hereof, among other things, that (i) with the exception of the forecasts, projections, budgets and estimates referred to in such certificates, to the knowledge of such senior officers, the information, data and other material (financial

 Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470
Authorised and regulated by the Financial Services Authority and otherwise) relating to the Company or any of its subsidiaries (the "Information") provided orally by such senior officers or in writing by senior officers of Norsemont on behalf of Norsemont or any of its subsidiaries to CF&Co for the purpose of preparing the Fairness Opinion (A) was, at the date the Information was provided to CF&Co, and is, at the date hereof, complete, true and correct in all material respects and (B) did not and does not contain any untrue statement of a material fact, or omit to state a material fact, necessary to make the Information not misleading in light of the circumstances under which the Information was provided; (ii) since the dates on which the Information was provided to CF&Co, except as disclosed orally or in writing by or on behalf of Norsemont or any of its subsidiaries to CF&Co, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the assumptions in the Fairness Opinion regarding the Information; and (iii) with respect to any portions of the Information that constitute forecasts, projections, estimates or budgets, such forecasts, projections, estimates or budgets (A) were reasonably prepared on bases reflecting the best currently available estimates and judgement of the Company; (B) were prepared using the probable courses of action to be taken or events reasonably expected to occur during the period covered thereby; (C) were prepared using the assumptions identified therein, which in the reasonable belief of the management of the Company are (or were at the time of preparation and continue to be) reasonable in the circumstances; (D) reasonably present the views of management of the Company of the financial prospects and forecasted performance of the Company and its subsidiaries and are consistent with historical operating experience and accounting policies and procedures applied by the Company; and (E) are not, in the reasonable belief of the management of the Company, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation.

        The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Norsemont and its associates, affiliates and subsidiaries, as they were reflected in the Information and as they have been represented to CF&Co in discussions with management of Norsemont. In its analyses and in preparing the Fairness Opinion, CF&Co made numerous assumptions with respect to industry performance, general business, markets, and economic conditions and other matters, many of which are beyond the control of CF&Co or any party involved in the Offer.

        In preparing the Fairness Opinion, CF&Co has assumed that all of the conditions required to implement the Offer will be met, that the representations and warranties of each party contained in the Support Agreement are true and correct in all material respects and that each party will perform all of the covenants and agreements required to be performed by it under the Support Agreement and agreements delivered pursuant thereto and that the Offeror will be entitled to fully enforce its rights under the Support Agreement and receive the benefits therefrom. CF&Co has assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Offer will be obtained without any meaningful adverse effect on Norsemont or the contemplated benefits of the Offer to Norsemont and that the Circular and the Directors' Circular will disclose all material facts relating to the Offer and will satisfy all applicable legal requirements.

        The Fairness Opinion, the issuance of which has been approved by CF&Co's directors, was prepared for the information and assistance of the Special Committee and the Board of Directors in connection with their consideration of the Offer and the Support Agreement, and is not intended to, and does not, confer any rights or remedies upon any other person. The Opinion addresses only the fairness from a financial point of view, as of January 9, 2011, of the Consideration to be received by the holders of the outstanding Shares, other than the Offeror and its affiliates. Accordingly, CF&Co does not address the merits of the underlying decision by the Company to engage in the Offer and this Opinion does not constitute a recommendation to the Special Committee or the Board of Directors as to whether or not to cause the Company to enter into the Support Agreement or consummate the Offer. CF&Co does not express any view on, and the Fairness Opinion does not address, any other term or aspect of the Support Agreement or the Offer, including, without limitation, (a) the fairness of the Offer or the Consideration to, or any consideration received in connection therewith by, the

 Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470
Authorised and regulated by the Financial Services Authority holders of any other class of securities, creditors or other constituencies of Norsemont or (b) as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Norsemont, or class of such persons, relative to the Consideration in the Offer.

        The Opinion may not be used for any other purpose or by any other person, except as contemplated by the Engagement Agreement, and may not be quoted from, publicly disseminated or otherwise communicated to any other person without the express prior written consent of CF&Co. The Opinion is given as of the date hereof and CF&Co disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion that may come or be brought to CF&Co's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, CF&Co reserves the right to change, modify or withdraw the Fairness Opinion. This Opinion should not be construed as creating, and it does not create, and fiduciary duty on the part of CF&Co to any party.

        CF&Co believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not reasonably susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion does not constitute and is not to be construed as a recommendation to the Special Committee or the Board of Directors as to whether they should approve the Support Agreement, nor as a recommendation to any shareholder of Norsemont as to whether to accept the Offer.

Fairness Analyses

Approach to Analyses

        CF&Co has carried out analyses based on methodologies and assumptions that we believe, in our professional judgement, are appropriate for the purposes of providing the Fairness Opinion. In considering the fairness of the Consideration from a financial point of view we considered and relied upon:

  1.
  a comparison of the Consideration to the Company's net asset value ("NAV Analysis");

  2.
  a comparison of multiples the Consideration implies to recent precedent transactions ("Transaction Multiples Analysis"); and

  3.
  a comparison of the multiples the Consideration implies to the trading multiples of a selected group of the Company's peers ("Trading Multiples Analysis").

NAV Analysis

        The NAV Analysis allows for the separate assessment of all assets and liabilities using a valuation method that is most appropriate for each asset and liability.

        The Company's principal assets consist of its wholly-owned Constancia copper project in southern Peru (the "Project"). The Company also has two additional mineral prospects adjacent to the Project, Pampacancha and Chiloroya South (together the "Satellite Deposits"), on which it is currently conducting exploration drilling. The Satellite Deposits are at too early a stage to allow for a meaningful assessment of their economic potential to be made and CF&Co did not apply the NAV Analysis to them.

        The method most appropriate to assess the value of the Project is a discounted cashflow analysis (a "DCF Analysis"), which involves discounting the expected future after-tax free cashflows to equity of the Project at the appropriate discount rate. We performed a number of DCF Analyses under various financing scenarios, which included, amongst other things, scenarios where the Company pursues development of the Project that, in our professional judgment, we deemed plausible. For each DCF Analysis we considered the NAV per share outcomes.

 Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470
Authorised and regulated by the Financial Services Authority

        In performing the NAV Analysis for the Project, CF&Co had to make certain reasonable assumptions regarding, amongst other things, the timing of future cashflows, discount rates, commodity prices, capital costs, operating costs, financing, and other economic, financial and technical factors. In addition, CF&Co performed sensitivity analyses to assess how varying certain key assumptions affected value, including, amongst other things, commodity prices, discount rates, timing of future cashflows and important financing and technical variables.

        Using the NAV per share ranges that resulted from the NAV Analysis, CF&Co applied a price/NAV multiple based on the price/NAV multiple of companies comparable to Norsemont.

Transaction Multiples Analysis

        CF&Co reviewed the publicly available information of recent transactions that provide, in our professional judgement, reasonable precedents. We considered these transactions based on the enterprise value (being the equity value plus debt less cash and cash equivalents) both inclusive and exclusive of future capital costs (to reflect the additional financing required to for each company's to reach first production), of each acquired company compared to its publicly stated reserves, resources and production potential. We also reviewed the premiums paid to the shareholders of each company being acquired versus the closing price prior to the announcement of the transaction and versus their 30-day volume weighted average price.

Trading Multiples Analysis

        Based on publicly available information, CF&Co compared the public market trading statistics of Norsemont to a group of comparable companies who, in our professional judgement, are reasonable analogues. We examined the multiples of each company's enterprise value, both exclusive and inclusive of future capital costs, to their respective publicly stated reserves, resources and potential production.

Fairness Considerations

        In preparing the Fairness Opinion, CF&Co has considered, amongst other things, the following:

  1.
  the Consideration is consistent with the range of values for the Shares as indicated by the NAV Analysis;

  2.
  the implied transaction multiple and premium paid derived from the Consideration compares favourably with our Transaction Multiple Analysis;

  3.
  the implied transaction multiple and premium paid derived from the Consideration compares favourably with our Trading Multiple Analysis;

  4.
  the Offer is expected to provide Shareholders with greater liquidity; and

  5.
  other factors, which based on our professional judgement and experience, we deem to be relevant.

        CF&Co did not, as part of this Fairness Opinion, assess any consequences that any Shareholder may face with regards to tax in connection with the Offer.

Conclusion

        Based upon and subject to the foregoing, it is our opinion that the Consideration payable to the Shareholders pursuant to the Offer is fair, from a financial perspective, to the Shareholders of the Company other than the Offeror and its affiliates.

Yours truly,

CUTFIELD FREEMAN & CO LIMITED

 Registered at 314-316 Harbour Yard Chelsea Harbour London SW10 0XD Registered Company No.4102470
Authorised and regulated by the Financial Services Authority

 SCHEDULE "B"
FAIRNESS OPINION — WELLINGTON WEST CAPITAL MARKETS INC.

January 9, 2011

The Special Committee of the Board of Directors
Board of Directors
Norsemont Mining Inc.
40 University Avenue Suite 1002
Toronto, Ontario
M5J 1T1 Canada

To the Special Committee of the Board of Directors and to the Board of Directors:

        We understand that HudBay Minerals Inc. ("HudBay") intends to make an offer (the "HudBay Offer") to purchase all the issued and outstanding common shares of Norsemont Mining Inc. ("Norsemont") pursuant to which HudBay will make an offer to acquire all the outstanding common shares of Norsemont not already owned by HudBay by way of a formal take-over bid. We understand that pursuant to the HudBay Offer, each shareholder of Norsemont will be able to elect, on an individual basis, to receive in consideration for each common share $4.50 in cash, or 0.2617 HudBay common shares and $0.001 in cash, or a combination of cash and HudBay shares, subject to proration necessary to effect maximum aggregate cash consideration of $130,000,000.

        The Special Committee of the Board of Directors of Norsemont (the "Special Committee") has retained Wellington West Capital Markets Inc. ("Wellington West") to act as an advisor to the Special Committee to provide this opinion (the "Fairness Opinion") to the Special Committee and the Board of Directors of Norsemont (the "Board of Directors") as to the fairness of the HudBay Offer, from a financial point of view, to shareholders of Norsemont other than HudBay and its affiliates.

ENGAGEMENT

        Wellington West was formally engaged by Norsemont through an agreement between Norsemont and Wellington West (the "Engagement Agreement") dated as of January 9, 2011, pursuant to which Wellington West would provide the Special Committee and the Board of Directors with the Fairness Opinion. The terms of the Engagement Agreement provide that Wellington West is to be paid a fixed fee for rendering the Fairness Opinion. Norsemont has agreed to indemnify Wellington West, its subsidiaries, affiliates, and their respective officers, directors, employees and agents, from certain liabilities arising from the Engagement Agreement. The fee payable to Wellington West is not contingent upon the conclusions reached in the Fairness Opinion.

CREDENTIALS OF WELLINGTON WEST CAPITAL MARKETS INC.

        Wellington West is one of Canada's leading independent investment banking firms and provides services in corporate finance, equity sales and trading, and investment research. The Fairness Opinion expressed herein represents the opinions of Wellington West and the form and content herein have been approved for release by the executive committee of Wellington West, the members of which are experienced in merger, acquisition, divestiture, valuation, fairness opinion, and capital markets matters.

        Wellington West is not an insider, associate, or affiliate of Norsemont and is not an advisor to any person or company other than Norsemont with respect to the HudBay Offer. None of WWCM, its associates or affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) or related entity of Norsemont, or any of their respective associates or affiliates. WWCM is not an advisor to any person or company other than to the Special Committee with respect to the potential Transaction. In the past three years WWCM has not provided any financial advisory services to Norsemont or any of its respective associates or affiliates for which it has received compensation other than acting as an underwriter on a prospectus offering in November 2009.

        Wellington West acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Norsemont or any of its respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Wellington West conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Norsemont or the HudBay Offer.

SCOPE OF REVIEW

        In connection with our Fairness Opinion, we have reviewed and relied upon (without attempting to verify independently the completeness or accuracy of), or carried out, among other things, the following:

  i.
  Draft press release announcing the HudBay Offer;

  ii.
  Draft Support Agreement between Norsemont and HudBay dated January 9, 2011;

  iii.
  Audited consolidated financial statements and management's discussion and analysis of Norsemont for the fiscal years ended June 30, 2008, June 30, 2009 and June 30, 2010;

  iv.
  Unaudited quarterly consolidated financial statements and management's discussion and analysis of Norsemont as at and for the period ended December 31, 2009, March 31, 2010, September 30, 2010, the comparative period ended December 31, 2008, March 31, 2009, September 30, 2009, and the comparative period ended December 31, 2007, March 31, 2008, September 30, 2008, respectively;

  v.
  Norsemont's annual information form dated September 29, 2008 for the fiscal year ended June 30, 2008, Norsemont's annual information form dated September 25, 2009 for the fiscal year ended June 30, 2009 and Norsemont's annual information form date September 28, 2010 for the fiscal year ended June 30, 2010;

  vi.
  Audited consolidated financial statements and management's discussion and analysis of HudBay for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009 as filed on SEDAR and EDGAR;

  vii.
  Unaudited quarterly consolidated financial statements and management's discussion and analysis of HudBay as at and for the period ended March 31, 2010, June 30, 2010 and September 30, 2010, the comparative period ended March 31, 2009, June 30, 2009 and September 30, 2009, and the comparative period ended March 31, 2008, June 30, 2008 and September 30, 2008, respectively;

  viii.
  Hudbay's annual information form dated March 17, 2008 for the fiscal year ended December 31, 2007, Hudbay's annual information form dated March 10, 2009 for the fiscal year ended December 31, 2008, and HudBay's annual information form dated March 31, 2010 for the fiscal year ended December 31, 2009;

  ix.
  Draft of the Optimization Study for the Constancia Copper Project;

  x.
  Definitive Feasibility Study, Technical Report NI 43-101, Constancia Copper Project, Province of Chumbivilcas, Department of Cusco Peru prepared by GRD Minproc, Inc. dated September 28, 2009;

  xi.
  Technical Report, Constancia Project, Peru, prepared by GRD Minproc, Inc., dated May 29, 2008;

  xii.
  Presentation given at the annual and special meeting of Norsemont shareholders on December 7, 2010;

  xiii.
  HudBay 2010 Desjardins Securities Basic Materials Conference Investor Presentation;

  xiv.
  HudBay 2011 Exploration Program Review Presentation;

  xv.
  Press releases issued by Norsemont and Hudbay since January 9, 2009;

  xvi.
  Published analyst research reports in respect of HudBay;

  xvii.
  Published analyst research report(s) in respect of Norsemont;

  xviii.
  Financial models provided by Norsemont;

  xix.
  Public information relating to the share ownership of Norsemont and Hudbay considered by us to be relevant;

  xx.
  Public information relating to the business, operations, financial performance and stock trading history of Norsemont and Hudbay and other selected public companies considered by us to be relevant;

  xxi.
  Public information with respect to other transactions of a comparable nature considered by us to be relevant;

  xxii.
  Public general information regarding the industries in which Norsemont and Hudbay operate;

  xxiii.
  Other public filings submitted by Norsemont to the relevant securities regulatory authorities in Canada during the 12 month period ended January 9, 2011; and

  xxiv.
  Such other corporate, industry and financial market information, investigations and analyses as Wellington West considered necessary or appropriate in the circumstances.

        Wellington West has not, to the best of its knowledge, been denied access by Norsemont to any information requested by Wellington West.

        This Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada ("IIROC") but IIROC has not been involved in the preparation or review of the Fairness Opinion.

ASSUMPTIONS AND LIMITATIONS

        Wellington West has not been asked to prepare and has not prepared a formal valuation or appraisal of the securities or assets of Norsemont, or any of its respective associates or affiliates, and this opinion should not be construed as such. We have, however, conducted such analyses, investigation, research, and testing of assumptions as were considered by us to be necessary in the preparation of this Fairness Opinion. In addition, this Fairness Opinion is not, and should not be construed as, advice as to the price at which securities of Norsemont may trade at a future date. Wellington West was not engaged to review any legal, tax or accounting aspects of the HudBay Offer.

        With the Special Committee's approval and as provided for in the Engagement Agreement, Wellington West has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, and senior management of Norsemont and their respective consultants and advisors (collectively, the "Information"). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

        Senior officers of the Company have represented to Wellington West in a certificate delivered as of the date hereof, among other things, that (i) the Information provided orally by, or in the presence of, an officer or employee of Norsemont or in writing by Norsemont to Wellington West relating to Norsemont or the HudBay Offer for the purpose of preparing this Fairness Opinion was, at the date the Information was provided to Wellington West, and is as of the date hereof, except as has been disclosed in writing to Wellington West, complete, true and correct in all material respects, and did not and does not contain any untrue statement of material fact in respect of Norsemont or the HudBay Offer, necessary to make the Information not misleading in light of the circumstances under which the Information was provided; and (ii) since the dates on which the Information was provided to Wellington West, except as disclosed in writing to Wellington West, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Norsemont and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

        The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Norsemont and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to Wellington West in discussions with management of Norsemont. In its analyses and in preparing the Fairness Opinion, Wellington West made a number of assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Norsemont or any party involved in the HudBay Offer. Wellington West has assumed that the final terms of the HudBay Offer will be substantially the same as those described by senior officers and directors of Norsemont to Wellington West and contained in the draft Support Agreement dated January 9, 2011. We have also assumed that all material governmental, regulatory or other required consents and approvals necessary in respect of the HudBay Offer will be obtained without any meaningful adverse effect on Norsemont or HudBay.

        The Fairness Opinion has been provided for the use of the Special Committee and the Board of Directors of Norsemont and, if required, may be included in the directors' circular (or a summary thereof in a form acceptable to Wellington West). The Fairness Opinion may not be reproduced in any other document, used by any other person or relied upon by any other person other than the Special Committee and the Board of Directors without the express prior written consent of Wellington West except as required by law. The Fairness Opinion is given as of the date hereof, and Wellington West disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to Wellington West's attention after the date hereof. Without limiting the foregoing, in the event that, in the sole opinion of Wellington West, there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, Wellington West reserves the right to change, modify or withdraw the Fairness Opinion.

        Our opinion is limited to the fairness, from a financial point of view, to shareholders of Norsemont, of the HudBay Offer. The Fairness Opinion is not to be construed as a recommendation to any securityholder as to whether to tender to or vote its securities of Norsemont in favour of, as the case may be, the HudBay Offer. Wellington West expresses no opinion as to whether the HudBay Offer is consistent with the best interest of the shareholders of Norsemont.

FAIRNESS ANALYSIS

        In rendering this Fairness Opinion, Wellington West has considered and performed a variety of financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Qualitative judgments were made based upon Wellington West's assessment of the surrounding factual circumstances relating to the HudBay Offer and Wellington West's analysis of such factual circumstances in its best judgment. Any attempt to select portions of Wellington West's analysis or of the factors considered, without considering all of the analysis employed and factors considered, would likely create an incomplete and misleading view of the process underlying this Fairness Opinion. This Fairness Opinion should be read in its entirety.

FAIRNESS CONCLUSION

        Based upon and subject to the foregoing, Wellington West is of the opinion that, as of the date hereof, the consideration payable under the HudBay Offer is fair, from a financial point of view, to shareholders of Norsemont other than HudBay and its affiliates.

Yours very truly,

Wellington West Capital Markets Inc.

 Please direct all enquiries to:

Norsemont Mining Inc.

40 University Avenue
Suite 1002
Toronto, Ontario M5J 1T1

Patrick Evans
Chief Executive Officer
Tel: (416) 408-4088
Fax: (416) 408-4077
www.norsemont.com

and to the Depositary and Information Agent

By Mail	By Registered, by Hand or by Courier

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950, Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-800-775-3159

E-mail: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

QuickLinks

  Exhibit 1.2
NOTICE TO NON-CANADIAN RESIDENTS
TABLE OF CONTENTS
FORWARD-LOOKING INFORMATION
NOTICE REGARDING FINANCIAL INFORMATION AND CURRENCY
DIRECTORS' CIRCULAR
BOARD OF DIRECTORS' RECOMMENDATION
REASONS FOR RECOMMENDATIONS
THE FAIRNESS OPINIONS
BACKGROUND TO THE OFFER
AGREEMENTS RELATING TO THE OFFER
NORSEMONT
SHARE CAPITAL
PRINCIPAL SHAREHOLDERS OF NORSEMONT
DIRECTORS AND OFFICERS OF NORSEMONT AND OWNERSHIP OF SECURITIES
ACCEPTANCE OF THE OFFER BY CERTAIN DIRECTORS, OFFICERS AND SHAREHOLDERS
TRADING IN SECURITIES OF NORSEMONT
ISSUANCES OF SECURITIES OF NORSEMONT
OWNERSHIP OF SECURITIES OF HUDBAY
ARRANGEMENTS BETWEEN HUDBAY AND NORSEMONT'S DIRECTORS AND OFFICERS
ARRANGEMENTS BETWEEN NORSEMONT AND ITS DIRECTORS AND OFFICERS
ARRANGEMENTS BETWEEN HUDBAY AND SECURITY HOLDERS OF NORSEMONT
INTERESTS OF NORSEMONT'S DIRECTORS AND OFFICERS IN MATERIAL TRANSACTIONS WITH HUDBAY
MATERIAL CHANGES IN THE AFFAIRS OF NORSEMONT
OTHER TRANSACTIONS
OTHER INFORMATION
STATUTORY RIGHTS OF ACTION
APPROVAL OF DIRECTORS' CIRCULAR
CONSENT OF CUTFIELD FREEMAN & CO LTD.
CONSENT OF WELLINGTON WEST CAPITAL MARKETS INC.
CERTIFICATE
SCHEDULE "A" FAIRNESS OPINION — CUTFIELD FREEMAN & CO LTD.
SCHEDULE "B" FAIRNESS OPINION — WELLINGTON WEST CAPITAL MARKETS INC.
Please direct all enquiries to: Norsemont Mining Inc.